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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

LEAR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

LEAR CORPORATION
21557 Telegraph Road
Southfield, Michigan 48034

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 5, 2005
10:00 A.M., Mountain Time

Dear Fellow Stockholder:
      On behalf of the Board of Directors, you are cordially invited to attend the 2005 Annual Meeting of Stockholders to be held on Thursday, May 5, 2005, at 10:00 a.m. (Mountain time) at the Camino Real Hotel, 101 South El Paso Street, El Paso, Texas 79901. The purpose of the meeting is to:

1. elect four directors;
             2. ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2005;

3. approve the Lear Corporation Annual Incentive Compensation Plan; and

4. conduct any other business properly before the meeting.
      Attendance and voting are limited to stockholders of record at the close of business on March 18, 2005. A list of stockholders entitled to vote at the meeting, and any postponements or adjournments of the meeting, will be available for examination between the hours of 9:00 a.m. and 5:00 p.m. at our headquarters and at our offices in El Paso, Texas during the ten days prior to the meeting and also at the meeting. Our offices in El Paso are located at 950 Loma Verde Drive, El Paso, Texas 79936.
      Your vote is important. Whether you plan to attend the meeting or not, please complete, sign and date the enclosed proxy card and return it in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so.
      Thank you for your continued support of our company.

Robert E. Rossiter
Chairman and Chief Executive Officer
March 23, 2005

LEAR CORPORATION
21557 Telegraph Road
Southfield, Michigan 48034

PROXY STATEMENT

INTRODUCTION
Annual Meeting
      The 2005 Annual Meeting of Stockholders will be held at the Camino Real Hotel, 101 South El Paso Street, El Paso, Texas 79901, on Thursday, May 5, 2005, at 10:00 a.m. (Mountain time).
Record Date
      The date fixed to determine stockholders entitled to notice of and to vote at the meeting is the close of business on March 18, 2005.
Mailing Date
      We anticipate first mailing this proxy statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about March 25, 2005.
Agenda
      The agenda for the meeting is to:

1.	elect four directors;

2.	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2005;

3.	approve the Lear Corporation Annual Incentive Compensation Plan; and

4.	conduct any other business properly before the meeting.
Proxy Solicitation
      Our Board of Directors is soliciting this proxy. Certain of our officers and employees may also solicit proxies personally and by telephone. The cost of solicitation, including the cost of mailing, will be paid for by the Company. MacKenzie Partners, Inc. will assist us in soliciting brokers and nominees at a cost of approximately $6,500 plus its expenses. We have requested that banks, brokers and other custodian nominees and fiduciaries supply, at our expense, proxy material to the beneficial owners of our common stock.
Voting of Proxies
      Your proxy will be voted in accordance with your instructions, provided that you date, execute and return a proxy card. If you execute and return your proxy card but provide no specific instructions in the proxy card, your shares will be voted FOR our Board’s nominees named on the proxy card, FOR the ratification of the appointment of our independent registered public accounting firm, and FOR the approval of the Lear Corporation Annual Incentive Compensation Plan.
      We do not intend to bring any matters before the meeting except those indicated in the Notice of Annual Meeting and we do not know of any matter which anyone else intends to present for action at the meeting. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy will be authorized to vote or otherwise act in accordance with their judgment.
Revoking Proxies
      You may revoke your proxy at any time before it is voted at the meeting by:

•	delivering to Daniel A. Ninivaggi, our Senior Vice President, Secretary and General Counsel, a signed, written revocation letter dated later than the date of your proxy;

•	submitting a proxy to the Company with a later date; or

•	attending the meeting and voting either in person or by ballot.
Outstanding Shares
      On the record date, there were approximately 67,079,061 shares of our common stock outstanding. Our common stock is the only class of our voting securities outstanding.
Quorum
      A quorum is established when a majority of shares entitled to vote is present at the meeting, either in person or by proxy. Abstentions and broker non-votes (as described below under “ — Required Vote”) are counted for purposes of determining whether a quorum is present.
Voting
      Each share of common stock that you hold as of the record date entitles you to one vote, without cumulation, on each matter to be voted upon at the meeting.
Required Vote
      Our directors are elected by a plurality of the votes cast by the holders of our common stock. “Plurality” means that the four individuals who receive the highest number of the votes will be elected as directors. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a higher number of votes.
      For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked ABSTAIN with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote on such items.
      If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions with respect to a non-discretionary matter, your shares will not be voted on such matter and will not be counted as shares entitled to vote on such matter. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum.
Annual Report
      Lear Corporation’s 2004 Annual Report is being mailed to you with this proxy statement.

ELECTION OF DIRECTORS
(PROPOSAL NO. 1)
      The Board consists of three classes. One class of directors is elected at each annual meeting of stockholders to serve a three year term. Directors elected at the 2005 Annual Meeting of Stockholders will hold office until their successors are elected at the 2008 Annual Meeting of Stockholders. Directors not up for election this year will continue in office for the remainder of their terms.
      The Nominating and Corporate Governance Committee has nominated Anne K. Bingaman, Conrad L. Mallett, Jr., Robert E. Rossiter and James H. Vandenberghe to stand for election to the Board. The Board has determined that Anne K. Bingaman and Conrad L. Mallet, Jr. are independent directors under the New York Stock Exchange listing requirements. Unless contrary instructions are given, the shares represented by the enclosed proxy will be voted FOR the election of all nominees.
      All nominees have consented to being named in this proxy statement and to serve if elected. However, if any nominee becomes unable to serve, proxy holders will have discretion and authority to vote for another nominee proposed by our Board. Alternatively, our Board may reduce the number of directors to be elected at the meeting.
Nominees For Terms Expiring at the 2008 Annual Meeting

Anne K. Bingaman	Age: 61

Ms. Bingaman has been a director of Lear since February 2004. She is the founder of VALOR Telecom, a telecommunications company serving the southwestern United States and a subsidiary of Valor Communications Group, Inc. She served as VALOR Telecom’s Chief Executive Officer from September 1999 to January 2002, and Chairman from September 1999 to February 2005. Prior to founding VALOR Telecom, Ms. Bingaman served as President of the Local Services Division of LCI International, Inc., the nation’s sixth largest long distance company, from January 1997 to June 1998. Prior to joining LCI International, Ms. Bingaman served as Assistant Attorney General and Head of the Antitrust Division of the United States Department of Justice from June 1993 to October 1996.

Conrad L. Mallett, Jr.	Age: 52

Justice Mallett, who has been a director of Lear since August 2002, has been the President of Sinai Grace Hospital since August 2003. Prior to his current position, Justice Mallett served as the Chief Administrative Officer of the Detroit Medical Center since March 2003. Previously, he served as President and General Counsel of Hawkins Food Group LLC from April 2002 to March 2003, and Transition Director for Detroit Mayor Kwame M. Kilpatrick and Chief Operating Officer for the City of Detroit from January 2002 to April 2002. From August 1999 to April 2002, Justice Mallett was General Counsel and Chief Administrative Officer of the Detroit Medical Center. Justice Mallett was also a Partner in the law firm of Miller, Canfield, Paddock & Stone from January 1999 to August 1999. Justice Mallett was a Justice of the Michigan Supreme Court from December 1990 to January 1999 and served a two-year term as Chief Justice beginning in 1997. Justice Mallett also serves as a director of TechTeam Global, Inc. and serves on the Executive Board of the Metropolitan Detroit YMCA.

Robert E. Rossiter	Age: 59

Mr. Rossiter is the Chairman of the Board, a position he has held since January 1, 2003. Mr. Rossiter also serves as our Chief Executive Officer, a position he has held since October 2000. Mr. Rossiter served as our President from 1984 until December 2002 and served as Chief Operating Officer from 1988 to April 1997 and from November 1998 to October 2000. Mr. Rossiter has been a director of Lear since 1988. Mr. Rossiter also served as our Chief Operating Officer — International Operations from April 1997 to November 1998.

James H. Vandenberghe	Age: 55

Mr. Vandenberghe is our Vice Chairman, a position he has held since November 1998. Mr. Vandenberghe has been a director of Lear since 1995. He served as our President and Chief Operating Officer — North American Operations from April 1997 to November 1998. He also served as our Chief Financial Officer from 1988 to April 1997 and as our Executive Vice President from 1993 to April 1997.
YOUR BOARD RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH NOMINEE.
DIRECTORS AND BENEFICIAL OWNERSHIP
Directors
      Set forth below is a description of the business experience of each of our directors other than Ms. Bingaman and Messrs. Mallett, Rossiter and Vandenberghe, whose biographies are set forth above. The terms of Messrs. Fry, Spalding, Stern and Wallace expire at the annual meeting in 2006, and the terms of Messrs. McCurdy, Parrott and Wallman expire at the annual meeting in 2007.

David E. Fry	Age: 61

Dr. Fry, who has been a director of Lear since August 2002, has been the President and Chief Executive Officer of Northwood University, a university of business administration with campuses in Midland, Michigan, Dallas, Texas and Palm Beach, Florida, since 1982. Dr. Fry also serves as a director of Reynolds and Reynolds Company, Decker Energy International and Chemical Bank and Trust Co. (Midland, Michigan). Dr. Fry is also a director and member of the executive committee of the Automotive Hall of Fame and past Chairman of the Michigan Higher Education Facilities Authority.

Larry W. McCurdy	Age: 69

Mr. McCurdy has been a director of Lear since 1988. In July 2000, Mr. McCurdy retired from Dana Corporation, a motor vehicle parts manufacturer and after-market supplier, where he served as President, Dana Automotive Aftermarket Group, since July 1998. Mr. McCurdy was Chairman of the Board, President and Chief Executive Officer of Echlin, a motor vehicle parts manufacturer, from March 1997 until July 1998 when it was merged into Dana Corporation. Prior to this, Mr. McCurdy was Executive Vice President, Operations of Cooper Industries, a diversified manufacturing company, from April 1994 to March 1997. Mr. McCurdy also serves as a director of American Axle and Manufacturing Holdings, Inc., General Parts, Inc. and Mohawk Industries, Inc., as well as the non-executive Chairman of Affinia Group Inc., a privately-held supplier of after-market motor vehicle parts.

Roy E. Parrott	Age: 64

Mr. Parrott has been a director of Lear since February 1997. In January 2003, Mr. Parrott retired from Metaldyne Corporation where he served as President of Business Operations since December 2000. Metaldyne Corporation, an integrated metal solutions supplier, purchased Simpson Industries, Inc. in December 2000. Previously, Mr. Parrott was the Chief Executive Officer of Simpson Industries, Inc. from 1994 to December 2000 and Chairman of Simpson Industries, Inc. from November 1997 to December 2000.

David P. Spalding	Age: 50

Mr. Spalding has been a director of Lear since 1991. Mr. Spalding has been a Vice Chairman of The Cypress Group L.L.C., a private equity fund manager, since 1994. Mr. Spalding is also a director of AMTROL, Inc., Republic National Cabinet Corporation and Cooper-Standard Automotive Inc.

James A. Stern	Age: 54

Mr. Stern has been a director of Lear since 1991. Mr. Stern is Chairman of The Cypress Group L.L.C., a private equity fund manager, a position he has held since 1994. He is also a director of Affinia Group Inc., AMTROL, Inc., WESCO International, Inc. and MedPointe Inc.

Henry D.G. Wallace	Age: 59

Mr. Wallace has been a director of Lear since February 2005. Mr. Wallace worked for 30 years at Ford Motor Company until his retirement in 2001 and held several executive-level operations and financial oversight positions, most recently as Group Vice President, Mazda & Asia Pacific Operations in 2001, Chief Financial Officer in 2000 and Group Vice President, Asia Pacific Operations in 1999. Mr. Wallace also serves as a director of AMBAC Financial Group, Inc., Diebold, Inc. and Hayes-Lemmerz International, Inc.

Richard F. Wallman	Age: 54

Mr. Wallman has been a director of Lear since November 2003. Mr. Wallman has more than 25 years of executive-level operations and financial oversight experience, most recently as Senior Vice President and Chief Financial Officer of Honeywell International, Inc. from 2000 to 2003 and of AlliedSignal, Inc. from 1995 to 1999. He has also held positions with International Business Machines Corporation, Chrysler Corporation and Ford Motor Company. Mr. Wallman also serves as a director of Hayes-Lemmerz International, Inc., Ariba, Inc., Avaya Inc. and ExpressJet Holdings, Inc.
Board Information

Corporate Governance
      The Board has approved Corporate Governance Guidelines and a Code of Business Conduct and Ethics. All of our corporate governance documents, including the Corporate Governance Guidelines, the Code of Business Conduct and Ethics and committee charters, are available on our website at www.lear.com or in printed form upon request by contacting Lear Corporation at 21557 Telegraph Road, Southfield, Michigan 48034, Attention: Investor Relations. The Board regularly reviews corporate governance developments and modifies these documents as warranted. Any modifications will be reflected on our website.

Board Meetings
      In 2004, our full Board held seven(7) meetings. In addition to our full Board meetings, our directors attend meetings of permanent committees established by our Board. Each director participated in at least 75% of the total number of meetings of our Board and the committees on which he or she serves. Our directors are encouraged to attend all annual and special meetings of our stockholders. In 2004, all of our directors attended the annual meeting of stockholders held on May 13, 2004.

Meetings of Non-Employee Directors
      In accordance with our Corporate Governance Guidelines and the listing standards of the New York Stock Exchange, our non-management directors meet regularly in executive sessions of the Board without management present. Our non-management directors have elected Larry W. McCurdy as the Presiding Director of such non-management sessions of our Board.

Independence of Directors
      The Board has adopted Corporate Governance Guidelines to address significant issues of corporate governance, including Board and Board Committee composition and responsibilities, compensation of directors, executive selection and succession planning and director tenure. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines and reporting and recommending to the Board any changes to the Guidelines.

      The Corporate Governance Guidelines provide that a majority of the members of the Board, and each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, must meet the criteria for independence set forth under applicable law and the New York Stock Exchange listing standards. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. The Board has established guidelines to assist in determining director independence. These guidelines are set forth as Exhibit A to our Corporate Governance Guidelines, can be found on our website at www.lear.com and are set forth on Appendix A attached hereto. In addition to applying these director independence guidelines, the Board will consider all relevant facts and circumstances that it is aware of in making an independence determination. Based on the New York Stock Exchange listing standards and our director independence guidelines, the Board has affirmatively determined that each of our directors is independent other than Robert E. Rossiter, James H. Vandenberghe and Roy E. Parrott. Mr. Rossiter is our Chairman and Chief Executive Officer and Mr. Vandenberghe is our Vice Chairman. In making its determination with respect to Mr. Parrott, the Board considered that children of Mr. Parrott are employed by Lear. The Board does not believe that these employment relationships have any influence on Mr. Parrott’s independent judgment. However, in light of these relationships, the Board determined in February 2005 not to deem Mr. Parrott independent for purposes of the New York Stock Exchange listing standards. In making its independence determinations, the Board also considered that we employ a brother of Mr. Spalding in a non-executive position (a senior account manager at one of our divisions). The employment relationship is on an arm’s-length basis and Mr. Spalding has no involvement or interest, directly or indirectly, in employment decisions affecting his brother. The Board concluded that Mr. Spalding is independent. The Board also noted that until February 2005 Mr. Rossiter served as a Trustee of Northwood University, of which Dr. Fry is President and Chief Executive Officer. Mr. Rossiter did not serve on the compensation committee of the Board of Trustees of Northwood. Northwood is a university which prepares and trains students for careers in the automotive industry. Lear actively recruits students from Northwood and has sponsored automotive programs at Northwood in the past. The Board believes that Mr. Rossiter’s uncompensated service as a Trustee of Northwood and Lear’s sponsorship of automotive programs at the university furthered the interests of Lear. The Board has concluded that these relationships were not material and that Dr. Fry is independent.

Communications to the Board
      Stockholders and interested parties can contact the Board through written communication sent to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48034, Attention: General Counsel. Lear’s General Counsel reviews all written communications and forwards to the Board a summary and/or copies of any such correspondence that is directed to the Board or that, in the opinion of the General Counsel, deals with the functions of the Board or Board Committees or that he otherwise determines requires the Board or any Board Committee’s attention. Directors may at any time review a log of all correspondence received by Lear that is addressed to the members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal accounting controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. From time to time, the Board may change the process by which stockholders may communicate with the Board. Any such changes will be reflected in our Corporate Governance Guidelines, which are posted on our website at www.lear.com.
      Communications of a confidential nature can be made directly to Lear’s non-management directors or the Chairman of the Audit Committee regarding any matter, including any accounting, internal accounting control or auditing matter, by submitting such concerns to the Audit Committee or the Presiding Director. Any submissions to the Audit Committee or the Presiding Director should be marked confidential and addressed to the Chairman of the Audit Committee or the Presiding Director, as the case may be, c/o Lear Corporation, P.O. Box 604, Southfield, Michigan 48037. In addition, confidential communications may be submitted in accordance with other procedures set forth from time to time in our Corporate Governance Guidelines, which are posted on our website at www.lear.com. The submission should contain, to the extent possible, a full and complete description of the matter, the parties involved, the date of the occurrence or, if the matter is ongoing, the date the matter was initiated and any other information that the reporting party believes would assist the Audit Committee or the Presiding Director in the investigation of such matter.

Audit Committee
      In 2004, the Audit Committee, which held eight (8) meetings during the year, consisted of Mr. McCurdy, Mr. Stern, Dr. Fry and Mr. Wallman, all of whom were non-employee directors and currently remain members of the Committee. Mr. McCurdy served as the Chairman of the Audit Committee. The Board has determined that all of the current members of the Audit Committee are independent as defined in the listing standards of the New York Stock Exchange. In addition, the Board has determined that Mr. McCurdy and Mr. Wallman are audit committee financial experts as defined in Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934, as amended. For a description of the Audit Committee’s responsibilities and findings, see “Audit Committee Report” beginning on page 28. The Audit Committee operates under a written charter setting forth its functions and responsibilities. This charter was amended in November 2004. A copy of the current charter is attached hereto as Appendix B, and is available on our website at www.lear.com or in printed form upon request.

Compensation Committee
      In 2004, the Compensation Committee, which held six (6) meetings during the year, consisted of Mr. Spalding, Mr. McCurdy and Ms. Bingaman, all of whom were non-employee directors and currently remain members of the Committee. Mr. Spalding served as the Chairman of the Compensation Committee. Mr. Parrott also served on the Compensation Committee until shortly after Ms. Bingaman was appointed to the Committee in February 2004. The Compensation Committee has overall responsibility for approving and evaluating director and officer compensation plans, policies and programs of the Company. The Board has determined that all of the current members of the Compensation Committee are independent as defined in the listing standards of the New York Stock Exchange. The Compensation Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.lear.com or in printed form upon request.

Executive Committee
      The Executive Committee currently consists of Messrs. Rossiter, Stern, Spalding, McCurdy and Parrott, with Mr. Stern serving as Chairman. Mr. Parrott was appointed to the Executive Committee in May 2004 to replace Kenneth L. Way shortly after Mr. Way’s retirement from the Board. The Executive Committee meets, as needed, during intervals between meetings of our Board and may exercise certain powers of our Board relating to the general supervision and control of the business and affairs of our Company. In 2004, the Executive Committee held one (1) meeting.

Nominating and Corporate Governance Committee
      In 2004, the Nominating and Corporate Governance Committee, which held four (4) meetings during the year, consisted of Mr. Stern, Justice Mallett and Dr. Fry, all of whom currently remain members of the Committee. Mr. Stern served as the Chairman of the Nominating and Corporate Governance Committee. The Board of Directors has determined that the current members of the Nominating and Corporate Governance Committee are independent as defined in the listing standards of the New York Stock Exchange.
      The Nominating and Corporate Governance Committee is responsible for, among other things: (i) identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board; (ii) recommending to the Board director nominees for the next annual meeting of the stockholders of the Company; (iii) in the event of a vacancy on or an increase in the size of the Board, recommending to the Board director nominees to fill such vacancy or newly established Board seat; (iv) recommending to the Board director nominees for each committee of the Board; (v) establishing and reviewing annually the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics; and (vi) reviewing potential conflicts of interest involving executive officers of the Company. The Nominating and Corporate Governance

Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.lear.com or in printed form upon request.

Recommendation of Directors by Stockholders
      In accordance with its charter, the Nominating and Corporate Governance Committee will consider candidates for election as a director of the Company recommended by any Company stockholder, provided that the recommending stockholder follows the same procedures set forth in Section 2.3 of the Company’s By-Laws for nominations by stockholders of persons to serve as directors.
      Pursuant to Section 2.3 of the By-Laws, nominations of persons for election to the Board at a meeting of stockholders may be made by any stockholder of the Company entitled to vote for the election of directors at the meeting who sends a timely notice in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to, or mailed and received by, the Secretary of the Company at the principal executive offices of the Company not less than 60 nor more than 90 days prior to the meeting; provided, however, that if the Company has not “publicly disclosed” the date of the meeting at least 70 days prior to the meeting date, notice may be timely made by a stockholder if received by the Secretary of the Company not later than the close of business on the tenth day following the day on which the Company publicly disclosed the meeting date. For purposes of the By-Laws, “publicly disclosed” or “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, or a comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission.
      The stockholder’s notice or recommendation is required to contain certain prescribed information about each person whom the stockholder proposes to recommend for election as a director, the stockholder giving notice, and the beneficial owner, if any, on whose behalf notice is given. The stockholder’s notice must also include the consent of the person proposed to be nominated and to serve as a director if elected. Recommendations should be sent to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48034; Attention: Daniel A. Ninivaggi, Senior Vice President, Secretary & General Counsel.
      A copy of our By-Laws has been filed with the Securities and Exchange Commission as an exhibit to our Current Report on Form 8-K filed on August 9, 2002.

Criteria for Selection of Directors
      The following are the general criteria for the selection of the Company’s directors that the Nominating and Corporate Governance Committee utilizes in evaluating candidates for Board membership. None of the following criteria should be construed as minimum qualifications for director selection nor is it expected that director nominees will possess all of the criteria identified. Rather, they represent the range of complementary talents, backgrounds and experiences that the Nominating and Corporate Governance Committee believes would contribute to the effective functioning of our Board. The general criteria set forth below are not listed in any particular order of importance.

•	Strong automotive background, with an understanding of Lear’s customers and markets.

•	Extensive general business background with a record of achievement.

•	Financial and accounting expertise.

•	Gender, racial and geographic diversity.

•	Strong international experience, particularly in those regions in which Lear seeks to conduct business.

•	Understands the potential role of technology in the development of Lear’s business.

•	Marketing or sales background in the automotive industry.

•	Schedule is sufficiently flexible to permit attendance at Board meetings at regularly scheduled times.

•	A contributor but accepting of opinions of others and supportive of decisions that are in the stockholders’ best interests.

•	Able to assimilate complex business problems and analyze them in the context of the Company’s strategic goals.

•	A team player yet possessing independence to appropriately question and challenge corporate strategy, as required.
      The Nominating and Corporate Governance Committee is responsible for, subject to approval by the Board, establishing and periodically reviewing the criteria for Board membership and selection of new directors, including independence standards. The Nominating and Corporate Governance Committee may also recommend to the Board changes to the portfolio of director skills, experience, perspective and background required for the effective functioning of the Board considering the Company’s strategy and its regulatory, geographic and market environments. Any such changes to the director selection criteria must be approved by the Board.
      The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. Once a potential candidate has been identified, the Nominating and Corporate Governance Committee evaluates the potential candidate based on the Board’s criteria for selection of directors (described above) and the composition and needs of the Board at the time.
      If a director candidate were to be recommended by a stockholder in accordance with the procedures set forth under “Recommendation of Directors by Stockholders” above, the Nominating and Corporate Governance Committee would evaluate such candidate in the same manner in which it evaluates other director candidates considered by the committee.
      The Nominating and Corporate Governance Committee has approved the retention of SpencerStuart, a third-party search firm, to assist the committee with its search for qualified director candidates. The firm has the task of identifying potential director candidates based on the criteria for the selection of the Company’s directors approved by the Board of Directors.
Compensation of Directors
      In 2004, directors were compensated pursuant to our Outside Directors Compensation Plan, which provided for an annual retainer of $42,000 for each of our non-employee directors and an additional retainer of $8,000 for our Presiding Director. In addition, each non-employee director received a fee of $1,500 for each Board and committee meeting attended, and each non-employee director who chaired a committee of our Board received an additional fee of $1,000 for each such committee meeting attended. The non-employee director annual retainer and meeting fees were payable quarterly pursuant to the Outside Directors Compensation Plan. Directors were also reimbursed for their expenses incurred in attending meetings.
      Effective January 1, 2005, the Outside Directors Compensation Plan was amended and restated to increase the annual retainer to $45,000 (the “Base Retainer”) with an additional retainer of $20,000 for the Chairman of the Audit Committee and an additional $10,000 retainer for each of the Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee as well as for our Presiding Director. Each non-employee director will continue to receive a fee of $1,500 for each Board and committee meeting attended and be reimbursed for expenses incurred in attending those meetings. The Chairmen of the Board Committees will no longer receive an additional fee for each committee meeting they attend. A copy of the amended Outside Directors Compensation Plan has been filed with the Securities and Exchange Commission as an exhibit to our Current Report on Form 8-K filed on December 9, 2004.
      Pursuant to the Outside Directors Compensation Plan, in 2005 each non-employee director received, and will receive annually on the last business day of each January, restricted units representing shares of Lear common stock having a value of $90,000 on the date of the grant. Restricted unit grants were made on January 31, 2005 to all non-employee directors except for Henry D.G. Wallace, who received a grant of restricted units when he joined the Board on February 10, 2005. The restricted units granted to non-employee directors vest over the three-year period following the grant date, with one-third of each recipient’s restricted units vesting on each of the first three anniversaries of the grant date. During the vesting period, non-employee directors receive credits in a dividend equivalent account equal to amounts that would be paid as dividends on the shares represented by the restricted units. Once a restricted unit vests, the non-employee director holding such restricted unit will be entitled to receive a cash distribution equal to the value of a share of Lear Common Stock on the date of vesting, plus any amount in his or her dividend equivalent account. The restricted units are also immediately vested upon a director’s termination of service due to death, “disability,” “retirement” or prior to or concurrent with a “change in control” (as each such term is defined in the Outside Directors Compensation Plan) of Lear. Non-employee directors received no equity-based awards in 2004.
      A non-employee director may elect to defer receipt of all or a portion of his or her annual retainer and meeting fees. At the non-employee director’s election, amounts deferred will be:

•	credited to a notional account and bear interest at an annual rate equal to the prime rate (as defined in the Outside Directors Compensation Plan); or

•	credited to a stock unit account.
      Each stock unit is equal in value to one share of Lear common stock, but does not have voting rights. Stock units are credited with dividend equivalents which are credited to a notional account (credited with interest at an annual rate equal to the prime rate (as defined in the Outside Directors Compensation Plan)) if and when the Company declares and pays a dividend on its common stock.
      In general, amounts deferred are paid to a non-employee director as of the earliest of:

•	the date elected by such director;

•	the date the director ceases to be a director; or

•	the date a change of control (as defined in the Outside Directors Compensation Plan) occurs.
      Amounts deferred are paid in cash in a single sum payment or, at the director’s election, in installments. Deferred stock units are paid based on the fair market value of our common stock on the payout date.
      A non-employee director may elect to defer receipt of all or a portion of the payment due to him or her when a restricted unit vests, including the amount in his or her dividend equivalent account. This deferral is generally subject to the same requirements that apply to deferrals of the annual retainer and meeting fees.
      In February 1997, we implemented stock ownership guidelines for non-employee directors. These ownership guidelines require each non-employee director to own stock or deferred stock units equal in value to three times the Base Retainer within five years of becoming a director.
      Directors who are also our employees receive no compensation for their services as directors except reimbursement of expenses incurred in attending meetings of our Board or Board committees.

Security Ownership of Certain Beneficial Owners and Management
      The following table sets forth, as of March 18, 2005 (except as indicated below), beneficial ownership, as defined by Securities and Exchange Commission rules, of our common stock and ownership of restricted stock units and deferred stock units by the persons or groups specified. Each of the persons listed below has sole voting and investment power with respect to the beneficially owned shares listed unless otherwise indicated.

	Number of Shares		Percentage of
	of Common Stock		Common Stock	Number of
	Owned Beneficially		Owned Beneficially	Stock Units Owned(17)

AXA Financial, Inc.(1)	9,269,082		13.8%	N/A
Pzena Investment Management, LLC(2)	3,793,512		5.7%	N/A
Wellington Management Company, LLP(3)	3,781,735		5.6%	N/A
Janus Capital Management LLC(4)	3,751,231		5.6%	N/A
Putnam, LLC(5)	3,612,402		5.4%	N/A
Robert E. Rossiter(6)(7)	189,557	(8)	*	204,784
James H. Vandenberghe(6)(7)	157,939	(9)	*	101,736
Douglas G. DelGrosso(7)	99,032	(10)	*	53,816
Donald J. Stebbins(7)	82,050	(11)	*	53,705
David C. Wajsgras(7)	4,082		*	59,135
Anne K. Bingaman(6)	0		*	1,670
David E. Fry(6)	1,103		*	1,774
Conrad L. Mallett(6)	475		*	2,889
Larry W. McCurdy(6)	9,500	(12)	*	8,979
Roy E. Parrott(6)	5,230	(13)	*	1,768
David P. Spalding(6)	12,250	(14)	*	7,039
James A. Stern(6)	11,400	(15)	*	8,705
Henry D.G. Wallace(6)	0		*	1,691
Richard F. Wallman(6)	1,500		*	1,670
Total Executive Officers and Directors as a Group (18 individuals)	630,240	(16)	1.0%	580,123	(18)

*	Less than 1%

(1)	We have been informed by AXA Financial, Inc. and certain of its affiliates, in an amended report on Schedule 13G dated February 14, 2005, that (a) they are parent holding companies of (i) Alliance Capital Management L.P. and Boston Advisors, Inc., registered investment advisors which acquired the shares solely for investment purposes on behalf of client discretionary investment advisory accounts, and (ii) AXA Investment Managers Paris (France) and AXA Equitable Life Insurance Company which acquired the shares solely for investment purposes, (b) they exercise sole voting power over 5,047,267 shares and shared voting power over 1,261,071 shares, (c) they exercise sole dispositive power over 9,269,082 shares and shared dispositive power over no shares, and (d) they beneficially own the shares reported pursuant to (x) the investment advisory role of their subsidiaries, Alliance Capital Management L.P. and Boston Advisors, and (y) the direct holdings of their subsidiaries. The address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104.

(2)	We have been informed by Pzena Investment Management, LLC (“PIM”), in a report on Schedule 13G dated February 11, 2005, that (a) PIM is a registered investment advisor, and (b) PIM exercises sole voting power over 2,730,167 shares, shared voting power over no shares, sole dispositive power over 3,793,512 shares and shared dispositive power over no shares. The address of Pzena Investment Management, LLC is 120 West 45th Street, 34th Floor, New York, New York 10036.

(3)	We have been informed by Wellington Management Company, LLP (“WMC”), on behalf of itself and its wholly-owned subsidiary Wellington Trust Company, NA, in an amended report on Schedule 13G dated February 14, 2005, that (a) WMC is a registered investment advisor and that WMC and its subsidiary may be deemed to beneficially own the shares held by its clients, and (b) WMC and its subsidiary exercise sole voting power over no shares, shared voting power over 3,434,860 shares, sole dispositive power over no shares and shared dispositive power over 3,781,735 shares. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(4)	We have been informed by Janus Capital Management LLC (“Janus”), on behalf of itself and its indirect majority-owned subsidiary Enhanced Investment Technologies LLC (“Intech”), in an amended report on Schedule 13G dated February 14, 2005, that (a) Janus and Intech are registered investment advisors, each furnishing investment advice to various investment companies, individuals and institutional clients and that Janus and Intech may be deemed to beneficially own the shares held by their clients, and (b) Janus and Intech exercise sole voting power over 3,748,431 shares, shared voting power over 2,800 shares, sole dispositive power over 3,748,431 shares and shared dispositive power over 2,800 shares. The address of Janus Capital Management LLC is 151 Detroit Street, Denver, Colorado 80206.

(5)	We have been informed by Putnam, LLC d/b/a Putnam Investments and certain of its affiliates, in a report on Schedule 13G dated February 11, 2005, that (a) they are parent holding companies of (i) Putnam Investment Management, LLC and The Putnam Advisory Company, LLC, registered investment advisors, (b) they exercise sole voting power over no shares and shared voting power over 129,384 shares, (c) they exercise sole dispositive power over no shares and shared dispositive power over 3,612,402 shares, and (d) they beneficially own the shares reported pursuant to the investment advisory role of their subsidiaries, Putnam Investment Management, LLC and The Putnam Advisory Company, LLC. The address of Putnam, LLC d/b/a Putnam Investments is One Post Office Square, Boston, Massachusetts 02109.

(6)	The individual is a director.

(7)	The individual is a named executive officer.

(8)	Includes 126,250 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date.

(9)	Includes 90,000 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date.

(10)	Includes 82,500 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date.

(11)	Includes 65,500 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date. Also, includes 1,789 shares of common stock held in trust by Mr. Stebbins’ spouse.

(12)	Includes 7,500 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date.

(13)	Includes 2,500 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date.

(14)	Includes 6,250 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date.

(15)	Includes 5,000 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date. Also, includes 2,400 shares of common stock held in a revocable trust for the benefit of Mr. Stern’s children. Mr. Stern disclaims beneficial ownership of these shares.

(16)	Includes 429,200 shares of common stock issuable under options currently exercisable or exercisable within 60 days of the record date.

(17)	Includes the restricted stock units owned by our executive officers and the restricted units and deferred stock units owned by our non-employee directors. These restricted stock units, restricted units and deferred stock units are subject to all the economic risks of stock ownership but may not be voted or sold and, therefore, ownership of such units is not deemed to constitute beneficial ownership of common stock. In addition, the restricted stock units and restricted units are subject to vesting provisions as set forth in the respective grant agreements.

(18)	Consists of 543,938 restricted stock units owned by our executive officers in the aggregate, 15,051 restricted units owned by our non-employee directors in the aggregate and 21,134 deferred stock units owned by our non-employee directors in the aggregate.
Section 16(a) Beneficial Ownership Reporting Compliance
      Based upon our review of reports filed with the Securities and Exchange Commission and written representations that no other reports were required, we believe that all of our directors and executive officers complied during 2004 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth annual and long-term compensation for our chief executive officer and four other most highly compensated executive officers (our “named executive officers”) in the fiscal years ended December 31, 2004, 2003 and 2002. Certain information presented for 2002 has been reclassified to be consistent with the presentation for 2003 and 2004.
Summary Compensation Table

					Long-Term Compensation

					Awards		Payouts

	Annual Compensation					Securities
					Restricted	Underlying
Name and				Other Annual	Stock Unit	Options/	LTIP	All Other
Principal Positions	Period	Salary(1)	Bonus(1)	Compensation(2)	Awards(3)	SARs(4)	Payouts(5)	Compensation

Robert E. Rossiter,	2004	$1,008,334	$1,506,000	$117,527	$2,852,586	0	$442,358	$84,071	(6)
Chairman and	2003	1,000,000	1,638,750	82,244	2,977,895	0	660,858	73,648
Chief Executive Officer	2002	1,000,000	1,300,200	66,029	325,050	125,000	126,378	13,145
James H. Vandenberghe,	2004	$902,083	$813,240	—	$1,569,632	0	$364,952	$55,187	(7)
Vice Chairman	2003	831,251	973,418	—	1,713,942	0	505,533	49,209
	2002	825,000	780,120	—	78,012	75,000	100,048	7,359
Douglas G. DelGrosso,	2004	$677,083	$542,160	$748,058	$1,095,898	0	$254,296	$35,044	(8)
President and	2003	629,168	655,500	388,079	1,151,526	0	317,192	29,272
Chief Operating Officer —	2002	591,668	559,479	164,919	25,000	50,000	60,173	1,320
Americas
Donald J. Stebbins,	2004	$677,083	$542,160	$422,574	$1,095,898	0	$254,296	$36,323	(9)
President and	2003	629,168	655,500	—	1,151,526	0	290,780	32,412
Chief Operating Officer —	2002	591,668	559,479	—	25,000	50,000	54,140	1,320
Europe, Asia and Africa
David C. Wajsgras,	2004	$577,083	$461,840	—	$876,401	0	$185,828	$24,481	(10)
Senior Vice President and	2003	506,251	458,850	—	1,012,092	0	198,276	13,456
Chief Financial Officer	2002	420,000	297,864	—	57,500	35,000	41,355	128,070

(1)	Under the Management Stock Purchase Plan, named executive officers elected to defer portions of their 2004 salaries and bonuses. Salaries and bonuses are reported without giving effect to any amounts deferred under the Management Stock Purchase Plan. The named executive officers deferred the following amounts of their total salary and bonus earned in 2004: Mr. Rossiter, $1,352,400; Mr. Vandenberghe, $757,944; Mr. DelGrosso, $168,750; Mr. Stebbins, $168,750; and Mr. Wajsgras, $497,840. For further information regarding the Management Stock Purchase Plan, see “Compensation Committee Report — Long-Term Incentives — Management Stock Purchase Plan” beginning on page 25.

(2)	This column includes the perquisites and personal benefits, including any associated tax gross-up payments, received by the named executive officers which exceeded the lesser of $50,000 or 10% of the named executive’s salary and bonus for the year. Of the amounts reported in this column, the following exceeded 25% of the value of the total perquisites and benefits provided in a given year: for Mr. Rossiter, personal use of the corporate aircraft in the amounts of $60,428 in 2004, $46,025 in 2003 and $29,439 in 2002, payments related to country club memberships of $31,831 in 2004, $11,075 in 2003 and $12,086 in 2002 and payments for expenses related to financial planning of $23,687 in 2004, $23,558 in 2003 and $22,919 in 2002; for Mr. DelGrosso, payments of $730,921 in 2004, $363,787 in 2003 and $142,418 in 2002 related to his overseas assignment which commenced on October 1, 2001 and ended July 31, 2004; and for Mr. Stebbins, payments of $383,176 in 2004 related to his overseas assignment which commenced on August 1, 2004. Overseas assignment compensation primarily reflects tax equalization payments, reimbursement for foreign housing costs, a cost-of-living differential, certain moving and relocation expenses, an international assignment allowance and certain associated tax gross-ups.

(3)	Restricted stock unit awards consist of (i) awards under the Management Stock Purchase Plan based on deferral elections with respect to salary and bonus earned in the respective years and (ii) restricted stock unit awards in 2004 and 2003 valued based on the price of our common stock on the grant date. With respect to the Management Stock Purchase Plan, the restricted stock unit awards reported reflect the premium portion (as a result of the discounted unit price) awarded to each named executive officer based on such officer’s deferral election, and the value of each such award is reported as of its respective grant date, as to 2004 and 2003 deferrals, and as of the date of determination, as to 2002 deferrals. Pursuant to deferral elections made under the Management Stock Purchase Plan relating to compensation earned in the year ending December 31, 2004, Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras received 30,041, 17,290, 3,767, 3,767, and 11,407 restricted stock units, respectively. The premium portions awarded to these individuals resulting from their deferrals were $247,086, $122,132, $53,698, $53,698 and $42,641 for Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras, respectively. On November 11, 2004, Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras received 45,000, 25,000, 18,000, 18,000 and 14,400 restricted stock units, respectively, under the Long-Term Stock Incentive Plan. Values in the table for such units are based on the per share closing price of $57.90 for our common stock on November 11, 2004. However, these restricted stock units are subject to vesting over a five-year time period with one-half vesting on the third anniversary of the grant date and one-half vesting on the fifth anniversary of the grant date. For additional information regarding the Management Stock Purchase Plan and the deferral elections thereunder as well as the grant of restricted stock units in 2004, see “Compensation Committee Report” beginning on page 22.

Holders of restricted stock units are entitled to dividend equivalents if and when cash dividends are declared and paid on our common stock, which dividend equivalents are calculated by multiplying the dividend amount by the number of restricted stock units held. These dividend equivalents are credited to an account established by the Company for bookkeeping purposes only and credited monthly with interest at the prime rate, with respect to the 2004 and 2003 restricted stock units, and at the prime rate plus one percent, with respect to the 2002 restricted stock units. Dividend equivalents vest in accordance with the vesting schedule of the restricted stock units to which they relate. As of December 31, 2004, Mr. Rossiter held 180,771 restricted stock units with an aggregate value of $11,028,839, Mr. Vandenberghe held 84,155 restricted stock units with an aggregate value of $5,134,297, Mr. DelGrosso held 54,051 restricted stock units with an aggregate value of $3,297,652, Mr. Stebbins held 51,565 restricted stock units with an aggregate value of $3,145,981, and Mr. Wajsgras held 50,534 restricted stock units with an aggregate value of $3,083,079. The aggregate value of restricted stock units is based on the per share closing price of $61.01 for our common stock on December 31, 2004.

(4)	No options were granted to our named executive officers in 2003 or 2004.

(5)	The value for 2004 is based on the average of the high and low prices of our common stock on February 10, 2005, the date of issuance of the underlying shares, which was $53.20 per share.

(6)	Represents: Executive Supplemental Savings Plan matching contributions of $66,027; Retirement Savings Plan matching contributions of $3,450; life insurance premiums paid by Lear of $11,808; and imputed income of $2,786 with respect to life insurance coverage. The amount for 2003 was adjusted to include Executive Supplemental Savings Plan matching contributions in the amount of $36,625 for the 2003 bonus paid in 2004.

(7)	Represents: Executive Supplemental Savings Plan matching contributions of $44,829; Retirement Savings Plan matching contributions of $2,916; and life insurance premiums paid by Lear of $7,442. The amount for 2003 was adjusted to include Executive Supplemental Savings Plan matching contributions in the amount of $23,210 for the 2003 bonus paid in 2004.

(8)	Represents: Executive Supplemental Savings Plan matching contributions of $29,364; Retirement Savings Plan matching contributions of $4,449; life insurance premiums paid by Lear of $751; and imputed income of $480 with respect to life insurance coverage. The amount for 2003 was adjusted to include Executive Supplemental Savings Plan matching contributions in the amount of $13,907 for the 2003 bonus paid in 2004.

(9)	Represents: Executive Supplemental Savings Plan matching contributions of $32,014; Retirement Savings Plan matching contributions of $1,798; life insurance premiums paid by Lear of $1,251; and imputed income of $1,260 with respect to life insurance coverage. The amount for 2003 was adjusted to include Executive Supplemental Savings Plan matching contributions in the amount of $15,803 for the 2003 bonus paid in 2004.

(10)	Represents: Executive Supplemental Savings Plan matching contributions of $21,449; Retirement Savings Plan matching contributions of $941; life insurance premiums paid by Lear of $1,251; and imputed income of $840 with respect to life insurance coverage. The amount for 2003 was adjusted to include Executive Supplemental Savings Plan matching contributions in the amount of $5,736 for the 2003 bonus paid in 2004.
Equity Compensation Plan Information

Number of Securities
Available for Future
	Number of		Weighted Average		Issuance Under
	Securities to be		Exercise Price of		Equity
	Issued Upon		Outstanding		Compensation Plans
	Exercise of		Options,		(Excluding
	Outstanding Options,		Warrants and		Securities Reflected
	Warrants and Rights		Rights		in Column (a))
As of December 31, 2004	(a)		(b)		(c)

Equity compensation plans approved by security holders(1)	5,334,856	(2)	$29.43	(3)	1,896,625
Equity compensation plans not approved by security holders	—		—		—

Total	5,334,856		$29.43		1,896,625

(1)	Includes the 1994 Stock Option Plan, the 1996 Stock Option Plan and the Long-Term Stock Incentive Plan.

(2)	Includes 3,294,680 outstanding options, 1,831,149 outstanding restricted stock units and 209,027 outstanding performance shares.

(3)	Reflects outstanding options at a weighted average exercise price of $40.57, outstanding restricted stock units at a weighted average price of $12.75 and outstanding performance shares at a weighted average price of zero.
Option Grants and Exercises and Long-Term Incentive Awards in Last Fiscal Year

Stock Option Grants
      No options were granted to our named executive officers in 2004.

Restricted Stock Unit Grants
      The Company’s equity-based awards for 2004 consisted of restricted stock units. See “Compensation Committee Report — Long-Term Incentives — Restricted Stock Units” beginning on page 24. On November 11, 2004, Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras were granted 45,000, 25,000, 18,000, 18,000 and 14,400 restricted stock units, respectively, under the Long-Term Stock Incentive Plan. One half of these units vest on the third anniversary of the grant date, and the remaining half vest on the fifth anniversary of the grant date, provided the executive remains employed. If the executive retires after age 55 with 10 or more years of vesting service (as defined in the Company’s pension plan), the executive will be deemed vested in the units that would have become vested during the 24 months following his retirement date. If the executive’s employment terminates due to death or disability, all units will become vested. If a change in control of the Company occurs (as defined in the Long-Term Stock Incentive Plan), all units will become vested. The restricted stock units are credited with dividend equivalents which are credited to an account established by the Company for bookkeeping purposes only (credited monthly with interest at an annual rate equal to the prime rate) if and when the Board of Directors declares and pays a dividend on our common stock. Such dividend equivalents are subject to the same vesting schedule as the associated restricted stock units.
      The restricted stock units are converted into shares of our common stock, on a one-for-one basis, net of taxes on their respective vesting dates. Delivery of shares is made at the time of vesting unless the employee has elected to defer delivery. An employee may elect to defer delivery of shares for up to ten years.
      The following table indicates the value of stock options exercised during the fiscal year ended December 31, 2004 and the value of unexercised stock options held as of December 31, 2004 by each of our named executive officers.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Unexercised	Value of Unexercised
			Options at	In-the-Money Options
	Shares Acquired	Value	December 31, 2004	at December 31, 2004(1)
	on Exercise	Realized
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Robert E. Rossiter	0	0	126,250/125,000	$2,343,300/2,397,500
James H. Vandenberghe	48,750	1,418,625	90,000/75,000	$1,372,100/1,438,500
Douglas G. DelGrosso	0	0	82,500/50,000	$1,611,200/959,000
Donald J. Stebbins	0	0	65,500/50,000	$1,184,840/959,000
David C. Wajsgras	0	0	0/35,000	$0/671,300

(1)	Based on the closing price of $61.01 per share for our common stock on December 31, 2004, as reported by the New York Stock Exchange.
      The following table provides information concerning the grants of performance share awards under the Long-Term Stock Incentive Plan in 2004 to our named executive officers.
Long-Term Incentive Plan — Performance Share Awards in Last Fiscal Year

Estimated Future Payouts under
	Performance or	Non-Stock Price-Based Plans(1)
Other Period until
	Maturation or	Threshold	Target	Maximum
Name	Payout	(#)	(#)	(#)

Robert E. Rossiter	1/1/2004—12/31/06	2,031/2,031	4,061/4,061	6,092/6,092
James H. Vandenberghe	1/1/2004—12/31/06	914/914	1,828/1,828	2,742/2,742
Douglas G. DelGrosso	1/1/2004—12/31/06	686/686	1,371/1,371	2,056/2,056
Donald J. Stebbins	1/1/2004—12/31/06	686/686	1,371/1,371	2,056/2,056
David C. Wajsgras	1/1/2004—12/31/06	584/584	1,168/1,168	1,752/1,752

(1)	Represents performance share awards under our Long-Term Stock Incentive Plan. The threshold column refers to the amount payable for a specific minimum level of performance under the plan, the target column refers to the amount payable if the specified targets are reached, and the maximum column refers to the maximum payout under the plan. The first number in each column represents the number of shares under the performance share awards that a named executive officer may receive based upon satisfaction of the return on invested capital performance criteria. The second number in each column represents the number of shares under the performance share award that a named executive officer may receive based upon satisfaction of the relative return to shareholders performance criteria. See “Compensation Committee Report — Long-Term Incentives — Performance Share Awards” beginning on page 24.
Pension Plan and Benefits

Qualified Pension Plan
      The named executive officers (as well as other eligible employees) participate in the Lear Corporation Pension Plan. The pension plan is intended to be a qualified pension plan under the Internal Revenue Code, and its benefits are integrated with Social Security benefits. In general, an eligible employee becomes a participant on the July 1st or January 1st after completing one year of service (as defined in the plan). Benefits are funded by employer contributions that are determined under accepted actuarial principles and the Internal Revenue Code. The Company may make contributions in excess of any minimum funding requirements when the Company believes it is financially advantageous to do so and based on its other capital requirements.
      The pension plan contains multiple benefit formulas. Under the principal formula which applies to all named executive officers, pension benefits are based on a participant’s “final average annual earnings,” which is the average of the participant’s compensation for the five calendar years in the last 10 years of employment in which the participant had his highest earnings. Compensation is defined under the plan to mean (i) all cash compensation reported for federal income tax purposes other than long-term incentive bonuses, and (ii) any elective contributions that are not includable in gross income under Internal Revenue Code Section 125 or 401(k). A participant’s annual retirement benefit, payable as a life annuity at age 65, equals the greater of:

•	(a) 1.10% times final average annual earnings times years of credited service before 1997 (to a maximum of 35 years), plus (b) 1.00% times final average annual earnings times years of credited service after 1996 (with a maximum of 35 years reduced by years of credited service before 1997), plus (c) 0.65% times final average annual earnings in excess of covered compensation (as defined in I.R.S. Notice 89-70) times years of credited service (with a maximum of 35 years); and

•	$360.00 times years of credited service.
      Any employee who on December 31, 1996 was an active participant and age 50 or older earned benefits under the 1.10% formula for years of credited service through 2001.
      Credited service under the pension plan includes all years of pension service under the Lear Siegler Seating Corp. Pension Plan, and a participant’s retirement benefit under the pension plan is reduced by his benefit under the Lear Siegler Seating Corp. Pension Plan. The benefits under the pension plan become vested once the participant accrues five years of vesting service under the plan.
      At age 65, it is estimated that under the pension plan Mr. Rossiter, Mr. Vandenberghe and Mr. DelGrosso will each have 35 years of credited service, Mr. Stebbins will have 30 years of credited service, and Mr. Wajsgras will have 25 years of credited service.

Pension Equalization Plan
      In addition to the pension plan, we have established the Pension Equalization Plan. Lear Corporation’s pension plan is subject to rules in the Internal Revenue Code that restrict the level of retirement income that can be provided to, and the amount of compensation that can be considered for, highly paid executives under the pension plan. The Pension Equalization Plan is intended to supplement the benefits under the pension plan for certain highly paid executives whose pension plan benefits are limited by those Internal Revenue Code limits. A participant’s Pension Equalization Plan benefit equals the difference between the executive’s actual vested accrued pension plan benefit and the pension plan benefit the executive would have accrued under the Lear Corporation formula if the Internal Revenue Code limits on considered compensation and total benefits did not apply. Highly compensated executives and other employees whose compensation exceeds the Internal Revenue Code limits for at least three years are eligible to participate in the Pension Equalization Plan. Each of Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras participates in the Pension Equalization Plan. The benefits under the Pension Equalization Plan become vested once the participant has either (i) attained age 55 and has 10 years of vesting service, attained age 65, or become eligible for disability retirement under the pension plan, or (ii) attained 20 years of vesting service.

Executive Supplemental Savings Plan
      In addition to the pension plan and the Pension Equalization Plan, we have established the Lear Corporation Executive Supplemental Savings Plan. The purpose of the plan is to provide participants with the opportunity to make elective deferrals of compensation that could not be made under the Retirement Savings Plan due to limits imposed by the Internal Revenue Code on the amount of pre-tax contributions a participant can make to the Retirement Savings Plan and/or the amount of compensation that can be recognized under the Retirement Savings Plan. In addition, the Executive Supplemental Savings Plan also provides retirement benefits that would have been accrued under the Retirement Savings Plan, the pension plan and/or the Pension Equalization Plan if the participant had not elected to defer compensation under the plan or the Management Stock Purchase Plan (as described below beginning on page 25). These benefits under the Executive Supplemental Savings Plan generally become vested once the participant accrues three years of vesting service (as defined in the pension plan). Certain senior officers are eligible to participate in the Executive Supplemental Savings Plan. Each of Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras participates in the Executive Supplemental Savings Plan. Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras received matching contributions in the Executive Supplemental Savings Plan based on 2004 earnings in the amounts of $59,921, $40,450, $26,438, $28,899 and $20,027, respectively. In addition, in 2004 all eligible participants in the Retirement Savings Plan received discretionary awards for their 2003 bonus and 2004 base pay and for the named executive officers such awards were contributed to the Executive Supplemental Savings Plan in the amounts of $6,106, $4,379, $2,926, $3,115 and $1,422 for Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras, respectively.
      The following table indicates estimated total annual benefits payable as a single life annuity beginning at age 65 for various compensation levels and years of credited service under the pension plan, the Pension Equalization Plan and the Executive Supplemental Savings Plan. Generally, annual compensation used for pension formula purposes includes salary and annual bonus paid in a particular year.
Pension Plan Table

		Years of Credited Service
	Covered
Annual Compensation	Compensation*	10	15	20	25	30	35

$ 500,000	$61,872	$78,978	$120,717	$162,457	$204,196	$245,935	$287,674
600,000	61,872	95,578	146,067	196,557	247,046	297,535	348,024
700,000	61,872	112,178	171,417	230,657	289,896	349,135	408,374
800,000	61,872	128,778	196,767	264,757	332,746	400,735	468,724
900,000	61,872	145,378	222,117	298,857	375,596	452,335	529,074
1,000,000	61,872	161,978	247,467	332,957	418,446	503,935	589,424
1,200,000	61,872	195,178	298,167	401,157	504,146	607,135	710,124
1,400,000	61,872	228,378	348,867	469,357	589,846	710,335	830,824
1,600,000	61,872	261,578	399,567	537,557	675,546	813,535	951,524
1,800,000	61,872	294,778	450,267	605,757	761,246	916,735	1,072,224
2,000,000	61,872	327,978	500,967	673,957	846,946	1,019,935	1,192,924
2,200,000	61,872	361,178	551,667	742,157	932,646	1,123,135	1,313,624
2,400,000	61,872	394,378	602,367	810,357	1,018,346	1,226,335	1,434,324
2,600,000	61,872	427,578	653,067	878,557	1,104,046	1,329,535	1,555,024
2,800,000	61,872	460,778	703,767	946,757	1,189,746	1,432,735	1,675,724
3,000,000	61,872	493,978	754,467	1,014,957	1,275,446	1,535,935	1,796,424
3,200,000	61,872	527,178	805,167	1,083,157	1,361,146	1,639,135	1,917,124
3,400,000	61,872	560,378	855,867	1,151,357	1,446,846	1,742,335	2,037,824
3,600,000	61,872	593,578	906,567	1,219,557	1,532,546	1,845,535	2,158,524

*	Indicates the covered compensation for Mr. Rossiter who has the lowest covered compensation of all the named executive officers. The covered compensation for each of the other named executive officers will be higher and their number of years of credited service at the 1.10% formula will be fewer than Mr. Rossiter’s, resulting in a slightly lower payout amount for comparable compensation levels and years of credited service. Such differences are not expected to be material.
      At age 65, it is estimated that under the plans Mr. Rossiter, Mr. Vandenberghe and Mr. DelGrosso will each have 35 years of credited service, Mr. Stebbins will have 30 years of credited service, and Mr. Wajsgras will have 25 years of credited service.

Retirement Savings Plan
      We have established a Retirement Savings Plan pursuant to Section 401(k) of the Internal Revenue Code for non-union salaried employees who have completed one month of service. Under the Retirement Savings Plan, each eligible employee may elect to defer, on a pre-tax basis, a portion of his or her base salary and annual bonus each year. The plan was originally established with a company matching provision of 50%, 75% and 100% of an employee’s pre-tax deferrals, up to a maximum of 5% of an employee’s eligible compensation, depending on years of service. Effective January 1, 2002 matching contributions were eliminated, but were subsequently reinstated effective April 1, 2003 at a reduced rate of 25% and 50% of an employee’s pre-tax deferrals, up to a maximum of 5% of an employee’s eligible compensation, depending on years of service. In addition, the plan was amended effective January 1, 2003 to allow for discretionary company matching contributions. Company matching contributions are initially invested in the Lear stock fund and may be transferred by the participant to other funds under the Retirement Savings Plan on February 1 of the year following such contribution, with the exception of discretionary matching contributions, which may be transferred to other funds at any time. Matching contributions become vested under the Retirement Savings Plan at a rate of 20% for each full year of service.
      In 2004, each named executive received matching contributions in the Retirement Savings Plan based on 2004 contributions in the amounts of $2,938, $2,590, $4,043, $1,582 and $855 for Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras, respectively. In addition, all eligible participants in the Retirement Savings Plan received discretionary matching contributions in 2004, and for the named executive officers such matching contributions were $512, $326, $406, $216 and $86 for Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras, respectively.
Employment Agreements
      Effective March 15, 2005, we entered into revised employment agreements with each of our named executive officers and certain other executive officers and key employees. Each employment agreement with our named executive officers remains in effect until the earlier of (i) the date three years after a written termination notice is provided by us or the executive (two years if termination notice is provided after the first anniversary of the employment agreement) or (ii) the date the executive reaches his or her normal retirement date under our retirement plan for salaried employees then in effect. Under the revised employment agreements for our named executive officers, Mr. Rossiter’s annual base salary is $1,100,000, Mr. Vandenberghe’s salary is $925,000, Mr. DelGrosso’s salary is $700,000, Mr. Stebbins’ salary is $700,000 and Mr. Wajsgras’ salary is $600,000. The salaries of each of our named executive officers may be increased at the discretion of the Compensation Committee. In addition, each of Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras are eligible for an annual incentive compensation bonus at the discretion of the Compensation Committee. Under the terms of the employment agreements, each named executive officer is also eligible to participate in the welfare, retirement, perquisite and fringe benefit, and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior executives of Lear generally.
      The employment agreement for each named executive officer provides that:

•	following the death of the employee, we will pay to his estate or designated beneficiary his full base salary and a pro rata portion of any bonus earned prior to the date of death;

•	upon termination for incapacity (as defined in the employment agreement), the employee will receive all compensation payable under our disability and medical plans and programs plus an additional payment from us so that the aggregate amount received by the employee from all sources equals, for the remainder of such calendar year, his base salary at the rate in effect on the date of termination plus any bonus and other amounts the employee would have been entitled to if his employment continued until the end of the calendar year, and so that the aggregate amount received by the employee from all sources equals, for the period from the end of such calendar year until the date two years after the date of termination, his base salary at the rate in effect on the date of termination;

•	upon termination by the employee for good reason (as defined in the employment agreement) or by us other than for cause or incapacity (each as defined in the employment agreement), if the employee executes a release, in form and substance satisfactory to us, he will receive severance payments for two years after the termination date, extended an additional year if the termination date is before the first anniversary of the employment agreement, equal to the sum of the base salary (at the highest rate received during the term of the agreement) and aggregate bonus he would have received for the same period (based on the highest annual bonus received during the period of two calendar years preceding the termination, or, if the termination date is before the first anniversary of the employment agreement, then during the period of three calendar years preceding the termination);

•	in addition to the foregoing, upon termination by the employee for good reason (as defined in the employment agreement) or by us other than for cause or incapacity (each as defined in the employment agreement), (i) all outstanding equity-based awards and other benefits that are subject to time-based vesting criteria will continue to vest during the severance period and, following the conclusion of the severance period, unvested awards will vest on a pro rata basis, and (ii) all benefits that would vest under compensation and benefit plans based on the satisfaction of specific performance measures would be paid to the employee after the end of the performance period on a pro rata basis, if and to the extent all relevant performance targets are actually achieved;

•	upon termination by the employee without good reason or by us for cause, the employee is entitled to receive only unpaid salary and benefits, if any, accrued through the effective date of the employee’s termination;

•	the Company may generally reduce the employee’s base salary or bonus, defer payment of his compensation, or eliminate or modify his benefits, without giving rise to a claim of constructive termination, so long as such changes are made across-the-board and affecting all executive officers of the Company; however, any such actions by the Company within one year after a change in control (as defined in the employment agreement) would give the employee a basis for termination for good reason;

•	the employee agrees to comply with certain confidentiality covenants both during employment and after termination;

•	the employee agrees to comply with certain non-compete and non-solicitation covenants during his employment and for two years after the date of termination, unless the employee is terminated by us for cause, pursuant to a notice of non-renewal from us, or if the employee terminates employment for other than good reason, in which cases the employee agrees to comply with such covenants for one year after the date of termination; and

•	upon transfer of all or substantially all of our assets to a successor entity, we will require the successor entity expressly to assume performance of the employment agreement.
      A copy of the revised employment agreement with each of our named executive officers has been filed with the Securities and Exchange Commission as an exhibit to our Current Report on Form 8-K filed on March 18, 2005.
Certain Other Benefits
      To remain competitive in the market for a high caliber management team, Lear provides its executive officers, including our Chief Executive Officer, with certain perquisites, including financial counseling services, reimbursement of country club dues, the use of a company automobile and limited personal use of the corporate aircraft. In certain instances, the Company also provides tax gross-up payments for the imputed income associated with these perquisites. The Compensation Committee periodically reviews perquisites made available to the Company’s executive officers, including our Chief Executive Officer, to ensure that they are generally consistent with market practice. For additional information regarding perquisites made available to the Company’s executive officers, including our Chief Executive Officer, during 2004, please see “— Summary Compensation Table.” As indicated in the Summary Compensation Table, the perquisites provided to

Mr. Rossiter during 2004 (identified under the heading “Other Annual Compensation”) represented less than 5% of his cash compensation for the year.
Other Compensation Arrangements
      Kenneth L. Way, who was a director until May 2004, retired from his executive position as the Chairman of our Board in December 2002. During 2004, in addition to vested retirement benefits, we continued to provide Mr. Way with certain additional employee benefits (as well as tax gross-up payments in certain instances) including: use of a company vehicle and, subject to availability, corporate aircraft; dues for existing country club memberships; and financial counseling and tax preparation services. These additional benefits will not be extended beyond 2004.
COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
      No member of the Compensation Committee was, during the fiscal year ended December 31, 2004, an officer, former officer or employee of our company or any of our subsidiaries. None of our executive officers served as a member of:

•	the compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee;

•	the board of directors of another entity, one of whose executive officers served on our Compensation Committee; or

•	the compensation committee of another entity in which one of the executive officers of such entity served as a member of our Board.
COMPENSATION COMMITTEE REPORT
      Regardless of anything indicating the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement, in whole or in part, the following report and the performance graph which follows shall not be deemed to be incorporated by reference.
Introduction
      Our Compensation Committee is responsible for approving and evaluating the director and officer compensation plans, policies and programs of our Company. The Compensation Committee is currently comprised of three non-employee directors: Ms. Bingaman, Mr. McCurdy and Mr. Spalding. Mr. Parrott resigned from the Committee shortly after Ms. Bingaman’s appointment to the Compensation Committee in February 2004. Our Board has not rejected or modified any action taken by the Compensation Committee.
Executive Compensation Policy
      The objectives of our compensation policies are to:

•	optimize profitability and growth;

•	link the interests of management with those of stockholders;

•	provide management with incentives for excellence in individual performance;

•	promote teamwork among managers; and

•	attract and retain highly qualified and effective officers, key employees and directors.
      The Compensation Committee targets total remuneration (i.e., base salary, annual incentives and long-term incentives) of our senior executives at the 75th percentile of our peer group in return for comparable performance. However, this percentile is only a target and actual compensation is dependent on various factors, including the Company’s actual financial performance and satisfaction of specified management objectives, and may be more or less than the target. In 2004, the Compensation Committee retained an independent compensation consultant to undertake a review of our executive compensation policies and programs. A discussion of each component of executive compensation follows.
Base Salary
      Base salaries for our executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer’s position. In this regard, the Compensation Committee considers the compensation practices and corporate financial performance of similarly situated companies based on research provided by independent consultants. The Compensation Committee focuses primarily on total compensation, including incentive awards, rather than base salary alone, as the appropriate measure of executive officer remuneration. As of December 31, 2004, Mr. Rossiter’s base salary was $1,100,000, Mr. Vandenberghe’s salary was $925,000, Mr. DelGrosso’s salary was $700,000, Mr. Stebbins’ salary was $700,000 and Mr. Wajsgras’ salary was $600,000. Pursuant to elections made under the Management Stock Purchase Plan, Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras elected to defer $750,000, $270,000, $168,750, $168,750 and $36,000 of their 2004 salaries, respectively. Amounts deferred were applied toward the purchase of restricted stock units under the Management Stock Purchase Plan described below.
Annual Incentives
      Our executive officers participate in the Annual Incentive Compensation Plan. Pursuant to this plan, the Compensation Committee makes annual incentive awards designed to reward past financial performance and the achievement of goals considered important to our future. Awards are typically made in the first quarter of each year based on our performance achieved in the previous calendar year.
      Each named executive officer is assigned an annual target opportunity under the Annual Incentive Compensation Plan expressed as a percentage of such officer’s base salary. The target opportunity for a given year’s performance is based 50% upon whether our earnings per share reaches a threshold established by the Compensation Committee and 50% upon whether the return on our net assets reaches a threshold set by the Compensation Committee. The actual award can vary from 0% to 140% of the annual target opportunity based on whether these thresholds are met and, if met, by how much the thresholds are exceeded. For the year ended December 31, 2004, Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras earned annual gross bonuses under the Annual Incentive Compensation Plan of $1,506,000, $813,240, $542,160, $542,160 and $461,840, respectively. Pursuant to elections made under the Management Stock Purchase Plan, Mr. Rossiter, Mr. Vandenberghe and Mr. Wajsgras elected to defer $602,400, $487,944 and $461,840, respectively, of their 2004 annual cash bonuses earned under the Annual Incentive Compensation Plan. Amounts deferred were applied toward the purchase of restricted stock units under the Management Stock Purchase Plan described below. If approved by stockholders, the Annual Incentive Compensation Plan will be restated as described in “Approval of the Lear Corporation Annual Incentive Compensation Plan” beginning on page 32. The Compensation Committee may award annual incentives under this plan or outside of it in the future.
Long-Term Incentives
      The long-term incentive component of our executive compensation program is designed to provide our senior management with substantial at-risk components and to align the interests of our senior management with those of our stockholders. To achieve these goals, the Compensation Committee has taken the following steps with respect to senior management:

•	approved stock ownership guidelines for members of senior management;

•	granted restricted stock units to certain members of senior management;

•	granted performance share awards to certain members of senior management; and

•	permitted certain members of senior management to defer a portion of their base salary and annual incentive bonus under the Management Stock Purchase Plan.

Management Stock Ownership Requirements
      The Compensation Committee has implemented stock ownership guidelines that require our officers to achieve, within five years of reaching senior officer status, specified stock ownership levels, based on a multiple of such officer’s base salary. The stock ownership guidelines are subject to transition periods when employees become subject to higher stock ownership requirements. The stock ownership levels which must be achieved by our senior officers, based on a multiple of such officer’s base salary, are as follows:

Multiple of
Position	Base Salary

Chief Executive Officer	5x
Vice Chairman	4x
Chief Operating Officers/ Chief Financial Officer	3x
Senior Vice Presidents and Division Presidents	2.5x
Corporate Vice Presidents	2x
      The following are included for purposes of determining whether the stock ownership requirements are satisfied: (i) shares of common stock owned directly or held under the Retirement Savings Plan; (ii) restricted stock units under the Management Stock Purchase Plan; (iii) the value of vested restricted stock units (non-MSPP) granted under the Long-Term Stock Incentive Plan to the extent deferred and not converted into shares of common stock; (iv) sixty percent of performance shares scheduled to be distributed in the current year under the Long-Term Stock Incentive Plan; and (v) sixty percent of the value of exercisable stock options in the money as of the date of determination. Management personnel who have not achieved a stock ownership level of at least 60% of their target after three years will have up to 50% of their annual incentive bonus delivered in the form of restricted stock units pursuant to the Management Stock Purchase Plan described below until their stock ownership meets the required levels.

Restricted Stock Units
      The Company’s equity-based awards in 2004 consisted of restricted stock units. In comparison to the grant of stock options, the Compensation Committee believes that restricted stock units result in less dilution of the ownership interests of existing stockholders because fewer restricted stock units are granted than the options they replace, and restricted stock units are effective incentives for our superior performing employees to remain with us and to continue their performance during periods of stock price fluctuations, when stock options may have no realizable value. Accordingly, on November 11, 2004, Mr. Rossiter, Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras were granted 45,000, 25,000, 18,000, 18,000 and 14,400 restricted stock units, respectively, under the Long-Term Stock Incentive Plan. One-half of these units vest on the third anniversary of the grant date, and the remaining half vest on the fifth anniversary of the grant date, provided in each case that the officer remains employed.
      In 2001, the Company proposed and our stockholders approved the amendment and restatement of the Long-Term Stock Incentive Plan, which prohibits the repricing of stock options without stockholder approval. The Company has never repriced a stock option.

Performance Share Awards
      Performance share awards ensure that a significant component of certain employees’ compensation depends upon the achievement of specified financial performance goals over a three-year period. The Compensation Committee chooses from various measures of corporate performance to determine the level of payout of performance share awards.

      As in prior years, the Compensation Committee granted performance share awards effective January 1, 2004 to selected senior management personnel under the Long-Term Stock Incentive Plan with target performance shares equal on the date of the award to a specified percentage of each such employee’s base salary on January 1, 2004. The specified percentage for Mr. Rossiter was 50% and for each of the other named executive officers was 25%. The 2004 performance criteria over a three-year period for these performance share awards are our relative return to stockholders compared to a peer group of representative independent automotive suppliers, which at the time of the grant consisted of ArvinMeritor, Inc., Dana Corporation, Delphi Automotive Systems Corporation, Eaton Corporation, Johnson Controls, Inc., Magna International, Inc., and Visteon Corporation, and our return on invested capital, calculated either on a relative or absolute basis. For a senior officer to receive shares of common stock for his or her performance shares, relative return to stockholders and/or return on invested capital over the three-year period must equal or exceed specified thresholds. Our officers may earn additional shares of common stock for their performance share awards if we exceed these thresholds.

Management Stock Purchase Plan
      In furtherance of its goal of aligning the interests of officers and employees with those of our stockholders, the Compensation Committee permits certain management personnel to participate in the Management Stock Purchase Plan. The program is part of the Long-Term Stock Incentive Plan and, in 2004, there were approximately 270 eligible participants. Under this program, members of management can elect to defer a portion of their base salary and/or annual incentive bonuses under the Annual Incentive Compensation Plan and receive restricted stock units credited at a discount to the fair market value of our common stock. The discount rates on restricted stock units purchased with deferred salary or bonus are based on the following scale:

Total Dollar Amount of Salary and Bonus		Value of Restricted Stock Units
Deferrals, Expressed as a Percentage of	Applicable	Received as a Percentage of
the Participant’s Base Salary	Discount Rate	the Amount Deferred

15% or less	20%	125%
Over 15% and up to 100%	30%	143%
Over 100%	20%	125%
      In consideration for deferring their 2004 incentive bonuses in a deferral election made in December 2004, participants received a number of restricted stock units under the Long-Term Stock Incentive Plan equal to 125% or 143% of the amount deferred, depending on the amount of the deferral as set forth in the table above, divided by the fair market value of a share of common stock determined in a manner approved by the Compensation Committee. This formula effectively provided participants with a discount of 20% or 30% on restricted stock units credited under the Plan, depending on the amount of the deferral as set forth in the table above. For restricted stock units credited in March 2005 for 2004 cash bonus deferral elections, the fair market value of a share of common stock was based on the average of the high and low prices of our common stock during the last five trading days of 2004, which was $60.78 per share. In consideration for deferring their 2004 base salary in a deferral election made in December 2003, participants were credited with a number of restricted stock units under the Long-Term Stock Incentive Plan equal to 125% or 143% of the amount deferred divided by the fair market value of a share of common stock determined in a manner approved by the Compensation Committee. This formula effectively provided participants with a 20% or 30% discount on restricted stock units credited under the Plan, depending on the amount of the deferral as set forth in the above table. For restricted stock units credited in March 2004 for 2004 base salary deferral elections, the fair market value of a share of common stock was based on the average of the high and low prices of our common stock during the last five trading days of 2003, which was $61.56 per share. Generally, a participant must hold restricted stock units and remain employed for at least three years following the grant date, at which time the participant receives, net of taxes, a number of shares of common stock equal to the restricted stock units held and a cash payment equal to the amount of dividends, if any, the participant would have earned if he or she had held shares of common stock rather than restricted stock units, together with accrued interest on such dividend equivalents. Pursuant to deferral elections made under the Management Stock Purchase Plan for base salary and annual incentive bonuses earned in the year ending December 31, 2004, Mr. Rossiter,

Mr. Vandenberghe, Mr. DelGrosso, Mr. Stebbins and Mr. Wajsgras received 30,041, 17,290, 3,767, 3,767 and 11,407 restricted stock units, respectively.

Retirement Benefits
      For a description of the retirement benefits we provide, see “Executive Compensation — Pension Plan and Benefits” beginning on page 17.

Estate Preservation Plan
      The Estate Preservation Plan has been established for certain of our senior executives. The Estate Preservation Plan provides the beneficiaries of a participant with death benefits which may be used to pay estate taxes on inherited common stock. Under the Estate Preservation Plan, we purchase a life insurance policy on the life of the participant, or a joint life insurance policy on the lives of the participant and his or her spouse. We own the life insurance policy but endorse a portion of the policy’s proceeds to the participant’s designated beneficiaries. Each participant pays a portion of the policy’s annual premium (until he or she reaches age 65) and we pay the remainder of the annual premium. After the participant reaches age 65, we pay the entire annual premium and the participant pays income taxes on the imputed income from the policy. Upon the death of the participant or, in the case of a joint life insurance policy, the death of the participant and his or her spouse, the participant’s beneficiaries receive a fixed portion of the policy death benefit which they may use to pay the estate taxes on inherited common stock. Any amounts payable under the policy in excess of such fixed portion of the policy death benefit are payable to Lear.
Chief Executive Officer Compensation
      Pursuant to his employment agreement, Mr. Rossiter received a base salary of $1,008,334 during the fiscal year ending December 31, 2004. Mr. Rossiter was also eligible to participate in the Annual Incentive Compensation Plan, the Long-Term Stock Incentive Plan, including the Management Stock Purchase Plan, the Executive Supplemental Savings Plan, the Estate Preservation Plan, the Retirement Savings Plan and the Pension Equalization Plan. The Compensation Committee awarded Mr. Rossiter an annual bonus of $1,506,000 for services performed in 2004, which was based upon the Company exceeding the earnings per share and return on net assets thresholds established under the Annual Incentive Compensation Plan.
      In evaluating the appropriateness of Mr. Rossiter’s overall compensation, the Compensation Committee took into account the Company’s solid financial performance in a challenging industry and economic environment as well as the achievement of specified corporate and management objectives, including continued improvements in product quality, customer satisfaction, management development and long-term business development. In addition, the Compensation Committee considered the fact that a substantial portion of Mr. Rossiter’s compensation consists of at-risk components and therefore is directly based on the Company’s performance. In 2004, more than 80% of Mr. Rossiter’s overall compensation consisted of at-risk components based on Company performance, including the bonus paid under the Annual Incentive Compensation Plan, 45,000 restricted stock units subject to three and five year vesting requirements, performance share award payouts based on the achievement of specified relative return to shareholders and return on invested capital targets and the premium portion of restricted stock units granted under the Management Stock Purchase Plan which vest three years following the grant date. See “Executive Compensation — Option Grants and Exercises and Long-Term Incentive Awards in Last Fiscal Year” beginning on page 16.
Tax Treatment of Executive Compensation
      One of the factors the Compensation Committee considers when determining compensation is the anticipated tax treatment to Lear and to the executives of the various payments and benefits. Section 162(m) of the Internal Revenue Code limits the deductibility of non-performance based compensation in excess of $1,000,000 paid to any named executive officer appearing in the Summary Compensation Table. The Compensation Committee generally considers this limit when determining compensation, and Lear is requesting stockholder approval of its Annual Incentive Compensation Plan to satisfy the requirements of Section 162(m). However, there are instances where the Committee has concluded, and may conclude in the future, that it is appropriate to exceed the limitation on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the Company’s best interests and those of its stockholders.
      This report is submitted by Ms. Bingaman and Messrs. McCurdy and Spalding, being all of the members of the Compensation Committee.

David P. Spalding, Chairman
Anne K. Bingaman
Larry W. McCurdy

PERFORMANCE GRAPH
      The following graph compares the cumulative total stockholder return from December 31, 1999 through December 31, 2004 for Lear common stock, the S&P 500 Index and a peer group1 of companies we have selected for purposes of this comparison. We have assumed that dividends have been reinvested and the returns of each company in the S&P 500 Index and the peer group have been weighted to reflect relative stock market capitalization. The graph assumes that $100 was invested on December 31, 1999 in each of Lear’s common stock, the stocks comprising the S&P 500 Index and the stocks comprising the peer group.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

LEAR CORPORATION	$100.00	$77.53	$119.19	$104.00	$192.28	$193.79

S&P 500	$100.00	$90.97	$80.15	$62.54	$80.28	$88.88

PEER GROUP	$100.00	$87.07	$120.32	$110.75	$162.46	$179.50

(1)	We do not believe that there is a single published industry or line of business index that is appropriate for comparing stockholder returns. The peer group that we have selected is comprised of representative independent automobile suppliers of comparable products whose common stock is traded on a U.S. stock exchange. Our peer group consists of ArvinMeritor, Inc., Borg-Warner Automotive, Inc., Collins & Aikman Corporation, Dana Corporation, Delphi Corporation (f/k/a Delphi Automotive Systems Corporation), Eaton Corp., Gentex Corp., Johnson Controls, Inc., Magna International, Inc., Superior Industries International, Tower Automotive and Visteon Corporation.
AUDIT COMMITTEE REPORT
      The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.
      The Audit Committee of the Board of Directors is responsible for evaluating audit performance, appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm and evaluating policies and procedures relating to internal accounting functions and controls. The Audit Committee is currently comprised of Messrs. Fry, McCurdy, Stern and Wallman, each a non-employee director, and operates under a written charter which was last amended by our Board in November 2004. A copy of the Audit Committee Charter as presently in effect is attached to this proxy statement as Appendix B.

Our Board has determined that all members of the Audit Committee are independent as defined in the New York Stock Exchange listing standards.
      The Audit Committee members are neither professional accountants nor auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as well as the report of management and the opinion thereon of Ernst & Young LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2004, regarding the Company’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.
      The Audit Committee has discussed with Ernst & Young LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees) which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (which relates to the auditors’ independence from the Company and its related entities) and has discussed with Ernst & Young LLP its independence from the Company.
      Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and be filed with the United States Securities and Exchange Commission.
      This report is submitted by Messrs. Fry, McCurdy, Stern and Wallman, being all of the members of the Audit Committee.

Larry W. McCurdy, Chairman
David E. Fry
James A. Stern
Richard F. Wallman
FEES OF INDEPENDENT ACCOUNTANTS
      In addition to retaining Ernst & Young LLP to audit our consolidated financial statements for 2004, Lear retained Ernst & Young LLP, as well as other accounting firms, to provide tax and other advisory services in 2004. We understand the need for Ernst & Young LLP to maintain objectivity and independence in its audit of our financial statements. It is also the Audit Committee’s goal that the fees that the Company pays to Ernst & Young LLP for permitted non-audit services in any year should not exceed the audit and audit-related fees paid to Ernst & Young LLP in such year, a goal which the Company achieved in 2004 and 2003.
      In order to assure that the provision of audit and non-audit services provided by Ernst & Young LLP, the Company’s independent registered public accounting firm, does not impair their independence, the Audit Committee is required to pre-approve the audit and permitted non-audit services to be performed by Ernst & Young LLP, other than de minimis services that satisfy the requirements pertaining to de minimis exceptions for non-audit services described in Section 10A of the Securities Exchange Act of 1934. The Audit Committee also has adopted policies and procedures for pre-approving all audit and permitted non-audit work performed by Ernst & Young LLP. Any pre-approval is valid for 14 months from the date of such pre-approval, unless the Audit Committee specifically provides for a different period. Any pre-approval must also set forth in detail the particular service or category of services approved and is generally subject to a specific cost limit.
      The Audit Committee has adopted policies regarding the Company’s ability to hire employees, former employees and certain relatives of employees of the Company’s independent accountants.
      During 2004 and 2003, we retained Ernst & Young LLP to provide services in the following categories and amounts:

	Fiscal Year Ended December 31,

	2004	2003

Audit fees(1)	$9,342,000	$4,707,000
Audit-related fees(2)	339,000	694,000
Tax fees(3)	2,238,733	3,720,000
All other fees	—	—

(1)	Audit fees include services related to the annual audit of our consolidated financial statements, the 2004 audit of our internal controls over financial reporting, the reviews of our quarterly reports on Form 10-Q, international statutory audits and other services that are normally provided by the independent accountants in connection with our regulatory filings.

(2)	Audit-related fees include services related to the audits of U.S. employee benefit plans, accounting consultations, 2003 advisory services related to our preparation for Sarbanes-Oxley Act Section 404 and other assurance and related services that are reasonably related to the performance of the audits of our financial statements.

(3)	Tax fees include services related to tax compliance, tax advice and tax planning.
      All of the audit, audit-related, tax and other services performed by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures described above.
CERTAIN TRANSACTIONS
      Kenneth L. Way, who was a director until May 2004, retired as our Chairman in December 2002 and his retirement arrangement is described in “Executive Compensation — Other Compensation Arrangements” beginning on page 22.
      Steven DelGrosso, a Quality Engineer at one of Lear’s division offices, is the brother of Douglas DelGrosso, Lear’s President and Chief Operating Officer — Americas. In 2004, Steven DelGrosso was paid $65,512, which included a bonus of $2,758.
      Noelle Gill, a Human Resources Staff Manager at Lear’s corporate offices in Europe, is the daughter of Roy Parrott, a Director of Lear. In 2004, Ms. Gill was paid $120,941, which included a bonus of $11,603 and payments relating to an international assignment of $13,716. Ms. Gill also received 150 restricted stock units in 2004.
      Spencer Gill, a Director of Global Business Practices at Lear’s corporate offices in Europe, is the son-in-law of Roy Parrott, a Director of Lear. In 2004, Mr. Gill was paid $170,935, which included a bonus of $20,234 and payments relating to an international assignment of $23,235. Mr. Gill also received 100 restricted stock units in 2004.
      P. Scott Holman, a Sales Director in Lear’s Ford Division, is a son-in-law of Kenneth L. Way, a former Director of Lear. In 2004, Mr. Holman was paid $184,322, which included a bonus of $32,285. Mr. Holman also received 200 restricted stock units in 2004.
      Terrence Kittleson, a brother-in-law of Lear’s Chairman and Chief Executive Officer, Robert Rossiter, is employed by Trammell Crow Company as an Executive Vice President. Trammell Crow provides Lear with real estate brokerage as well as property and project management services. In 2004, Lear paid $3,515,337 to

Trammell Crow for these services. Lear has engaged Trammell Crow in the ordinary course of its business and in accordance with its normal procedures for engaging service providers of these types of services.
      Scott Ratsos, a Vice President of Engineering at Lear’s GM Division, is a son-in-law of Robert Rossiter, Lear’s Chairman and Chief Executive Officer. In 2004, Mr. Ratsos was paid $169,022, which included a bonus of $29,821 and $22,000 of compensation deferred by Mr. Ratsos under our Management Stock Purchase Plan. Mr. Ratsos also received 750 restricted stock units in 2004.
      Sara Ratsos, a former Senior Account Manager at Lear’s GM Division, is the daughter of Robert Rossiter, Lear’s Chairman and Chief Executive Officer. In 2004, Ms. Ratsos was paid $87,522, which included a bonus of $9,041. Ms. Ratsos also received 100 restricted stock units in 2004. Ms. Ratsos left the Company in January 2005.
      Brian Rossiter, a brother of Lear’s Chairman and Chief Executive Officer, Robert Rossiter, owns an entity that has represented Center Manufacturing in the sale of automotive products to Lear. In 2004, Lear paid $17,212,077 for tooling, steel stampings and assemblies that it purchased from Center Manufacturing. The entity owned by Brian Rossiter received a commission with respect to a portion of these sales at customary rates. Brian Rossiter is also an owner of Creative Seating Innovations, Inc. In 2004, Lear paid $1,337,743 to Creative Seating Innovations for prototype tooling and parts. Lear made its purchases from Center Manufacturing and Creative Seating Innovations in the ordinary course of its business and in accordance with its normal sourcing procedures for these types of products.
      Brian T. Rossiter, a Program Manager at one of Lear’s European offices, is the son of Robert Rossiter, Lear’s Chairman and Chief Executive Officer. In 2004, Brian T. Rossiter was paid $144,677, which included a bonus of $9,523 and payments relating to an international assignment of $49,777. Brian T. Rossiter also received 150 restricted stock units in 2004.
      Jayme Rossiter, a sister-in-law of Robert Rossiter, Lear’s Chairman and Chief Executive Officer, has an ownership interest in Elite Support Management Group, LLC. In 2004, Lear paid $448,559 to Elite Support for the provision of information technology temporary support personnel. Lear engaged Elite Support to provide these services in the ordinary course of its business and in accordance with its normal procedures for engaging service providers of these types of services.
      Terrence Rossiter, a brother of Lear’s Chairman and Chief Executive Officer, Robert Rossiter, has been employed as a computer equipment salesperson by Sequoia Services Group (“Sequoia”), a subsidiary of Analysts International, since 1994. Sequoia has provided equipment and contract services to Lear since 1991. In 2004, Lear paid $617,480 to Sequoia for the purchase of computer equipment and the license or purchase of software and $6,658,132 for computer-related services. In 2003, Lear paid $964,263 to Sequoia for the purchase of computer equipment and the license or purchase of software and $6,789,151 for computer-related services. Terrence Rossiter was not involved in the provision of computer-related services to Lear. Lear purchased this equipment and software and these services in the ordinary course of its business and in accordance with its normal sourcing procedures for equipment, software and services of these types.
      Richard Snyder, a Financial Manager at one of Lear’s division offices, is a brother-in-law of Robert Rossiter, Lear’s Chairman and Chief Executive Officer. In 2004, Mr. Snyder was paid $163,893, which included a bonus of $16,033 and $44,885 from the exercise of stock options.
      Robert Snyder, a former Commodity Manager at Lear’s headquarters, was a brother-in-law of Robert Rossiter, Lear’s Chairman and Chief Executive Officer. In 2004, Mr. Snyder was paid $221,839, which included a bonus of $20,470 and $105,446 from the exercise of stock options, the disposition of restricted stock units and the payment of benefits as a result of Mr. Snyder’s death.
      Michael Spalding, a Senior Account Manager at Lear’s DaimlerChrysler Division, is the brother of David Spalding, a Director of Lear. In 2004, Michael Spalding was paid $106,586, which included total bonuses of $17,368.
      Patrick VandenBoom, an Information Technology Director for Lear, is the brother-in-law of James Vandenberghe, a Director and the Vice Chairman of Lear. In 2004, Mr. VandenBoom was paid $215,615,

which included a bonus of $33,848 and $32,944 from the exercise of stock options. Mr. VandenBoom also received 500 restricted stock units in 2004.
      David Way, a Sales Director in Lear’s DaimlerChrysler Division, is the son of Kenneth L. Way, a former Director of Lear. In 2004, David Way was paid $95,875. He also received 300 restricted stock units in 2004.
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
(PROPOSAL NO. 2)
      Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2005. A proposal will be presented at the meeting to ratify this appointment. Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote. If the stockholders fail to ratify such selection, another independent registered public accounting firm will be considered by our Audit Committee, but the Audit Committee may nonetheless choose to engage Ernst & Young LLP. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. We have been advised that a representative of Ernst & Young LLP will be present at the meeting and will be available to respond to appropriate questions and, if such person chooses to do so, make a statement.
      YOUR BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF
THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2005.
APPROVAL OF THE LEAR CORPORATION ANNUAL INCENTIVE COMPENSATION PLAN
(PROPOSAL NO. 3)
      On February 10, 2005, our Compensation Committee adopted, subject to stockholder approval, the revised Lear Corporation Annual Incentive Compensation Plan (the “Annual Plan”). The Annual Plan will compensate key employees based on Lear’s performance. The Annual Plan provides for the grant of performance-based cash awards only. The material terms of the Annual Plan are substantially the same as our existing Annual Incentive Compensation Plan, which it would replace.
      The purpose of the Annual Plan is to provide incentives for business performance, reward contributions towards goals consistent with our business strategy and enable us to attract and retain highly qualified employees. Your approval of the Annual Plan will allow us to continue to provide a competitive compensation program and is intended to allow final awards granted under the plan to be deductible under Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”).
      Approval of the Annual Plan requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote.
Summary of the Plan
      The following discussion summarizes the material features of the proposed Annual Plan. It does not purport to be complete and you should refer to the actual language of the plan attached as Appendix C to this proxy statement.
      Participation. The Compensation Committee has the authority to designate executive officers as participants in the Annual Plan, and the Senior Vice President — Human Resources or his or her designee has the authority to designate other employees as participants in the Annual Plan, in accordance with guidelines that may be established from time to time by the Compensation Committee or our Board of Directors. Approximately 4,900 employees would be eligible to participate in the Annual Plan in 2005.
      Objective Performance Goals. The Compensation Committee has the authority to establish written, objective performance goals during the first 90 days of a performance period, which will generally be a calendar year. The objective performance goals may be stated as specific amounts of, or specific changes in, one or more of the financial measures described in the Annual Plan. These financial measures include earnings per share and return on net assets, which are measures which have been used under our current Annual Incentive Compensation Plan. Other possible financial measures under the Annual Plan include other measures based on our earnings, return on assets, asset turnover, revenues, stockholders’ equity, return on equity, return on invested capital, economic value added, appreciation of our common stock, measures based on our income or margins, cash flow, total stockholder return, expenses, debt to capital ratio, market share, sales growth, capacity utilization, increase in customer base, environmental health and safety, diversity, or product quality. The objective performance goals may also include operational goals such as productivity, product quality, other strategic objectives and individual performance goals. The objective performance goals may be stated: (a) as goals for Lear Corporation, for one or more of its subsidiaries, divisions, businesses or organizational units, or for any combination of the foregoing; (b) on an absolute basis or relative to the performance of other companies or of a specified index or indices, or be based on any combination of the foregoing; and (c) separately for one or more of the participants, collectively for the entire group of participants, or any combination of the two.
      Performance Evaluation. Within a reasonable time after the close of a performance period, the Compensation Committee will determine whether the objective performance goals established for that period have been satisfied. If the objective performance goals and any other material terms established by the Compensation Committee have been satisfied with respect to an executive officer, the Compensation Committee will so certify in writing with respect to such executive officer before the applicable bonus is paid pursuant to the Annual Plan. For participants who are not executive officers, the Senior Vice President — Human Resources or his or her designee shall determine whether objective performance goals established for the performance period have been satisfied and document such determination in accordance with Lear’s policies and procedures.
      Bonus. The bonus for any participant may not exceed 250% of such participant’s annualized base salary in effect on the December 1st (or such other date as may be established by the Compensation Committee) that occurs during the applicable performance period. For any performance period, however, the Compensation Committee has the sole discretion to (i) reduce the amount of, or eliminate entirely, the bonus to a participant based on the Committee’s review of the objective performance goals for such participant and the individual performance of such participant, or (ii) increase the amount of any bonus payable to a participant whose compensation, at no time during the performance period, is subject to Code Section 162(m) based upon the Compensation Committee’s review of the objective performance goals for such participant and the individual performance of such participant. In no event may a bonus be paid to any participant under the Annual Plan which exceeds $4 million for any performance period.
      Payment or Deferral of the Bonus. The target timing for the payment of bonuses under the Annual Plan is on or before the date that is two and one-half months after the end of the applicable performance period, but no payment may occur later than one year after the end of the performance period. Notwithstanding the foregoing, subject to the Compensation Committee’s approval and applicable law, participants may request that payments of a bonus be deferred under a deferred compensation arrangement maintained by Lear by making a deferral election prior to or, as permitted, during the applicable performance period pursuant to such rules and procedures as the Compensation Committee may establish from time to time.
      Eligibility for Payments. Generally, a participant will be eligible to receive a bonus for a performance period only if such participant is employed by Lear continuously from the beginning of the performance period through the last day of the performance period. The Senior Vice President — Human Resources (or in the case of an executive officer, the Compensation Committee) may determine, in his or her sole discretion, that (1) a bonus will be payable pro-rata for a participant who either becomes eligible to participate during the performance period or terminates employment with the Company during the performance period due to death, “Retirement” or “Disability” (as each such term is defined in the Annual Plan), and (2) a bonus will be adjusted to reflect a participant’s increase or decrease in annualized salary during the performance period, in each case, with respect to a participant whose compensation is subject to Code Section 162(m), only to the extent permissible under Code Section 162(m).
      Change in Control. Upon the effective date of any “Change in Control” (as defined in the Annual Plan), all potential bonuses payable under the Annual Plan attributable to a performance period in which the Change in Control occurs will vest and be paid on a pro-rata basis at the target level of such potential bonus. Such payment will be made as soon as practicable following the Change in Control, without regard to whether such payments would be deductible under Code Section 162(m).
      Administration. The Annual Plan will be administered by the Compensation Committee, subject to such requirements for review and approval by our Board of Directors as our Board of Directors may establish. The Compensation Committee may delegate to the Senior Vice President — Human Resources (or his or her designee) any of the Compensation Committee’s duties and authority under the Annual Plan with respect to bonuses that may be payable to participants who are not executive officers. With respect to bonuses that may be payable to participants who are executive officers during the performance period, the Compensation Committee may delegate any of the Compensation Committee’s duties and authority to the extent that the Compensation Committee determines that such delegation would not cause a bonus intended to be performance-based compensation under Section 162(m) to fail to qualify as such. The Compensation Committee will have the full power and authority to adopt, amend and rescind administrative guidelines, rules and regulations pertaining to the Annual Plan and to interpret the Annual Plan and rule on any questions respecting any of its provisions, terms and conditions.
      Amendments; Termination. The Annual Plan may be amended or terminated by the Board of Directors or the Compensation Committee. An amendment to the Annual Plan will not be effective without the prior approval of the stockholders of Lear if such approval is necessary: (i) to continue to qualify the bonuses under the Annual Plan as performance-based compensation under Section 162(m) and applicable regulations; or (ii) to comply with Treasury or Securities and Exchange Commission regulations, the rules of the New York Stock Exchange, Inc. or any other applicable exchange or any other applicable law or regulations.
      Duration of the Annual Plan. The Annual Plan is effective as of January 1, 2005 and shall remain in effect until all bonuses made under the Annual Plan have been paid or forfeited under the terms of the Annual Plan, and all performance periods related to bonuses made under the Annual Plan have expired. No bonuses may be paid under the Annual Plan for any performance period that would end after the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the performance goals provided in the Annual Plan, unless the Board of Directors (subject to any stockholder approval that may then be required to continue to qualify the Annual Plan as a performance-based plan under Section 162(m)) extends the Annual Plan.
      Tax Consequences. Awards under the Annual Plan are generally taxable upon payment. Upon receipt of any award, a participant will recognize ordinary compensation income for the amount paid and Lear will be entitled to, subject to the limitations of Section 162(m) discussed below, a corresponding deduction on its tax return.
      Section 162(m). Section 162(m) of the Internal Revenue Code prevents a public corporation like Lear from taking a federal income tax deduction for compensation in excess of $1 million per year paid individually to its chief executive officer and to its four other most highly paid officers, unless the compensation meets an exception under Section 162(m) such as the exception for performance-based compensation.
      Governing Law. The Annual Plan and all questions pertaining to the Annual Plan are governed by the laws of the State of Michigan, except to the extent such law is preempted by Federal law.
      Whether or not the Annual Plan receives stockholder approval, the Compensation Committee shall retain the right to award bonuses outside of the Annual Plan under appropriate circumstances, including bonuses that may not be deductible under Section 162(m) in whole or in part.

New Plan Benefits
      As of the date of this proxy statement, no awards or target opportunities have been approved under the Annual Plan. Awards under the Annual Plan will be based on our future performance. Accordingly, we cannot at this time determine the amount of annual incentive compensation to be paid to our current and future covered employees under the plan. Actual amounts will depend on the size of award opportunities and on our actual performance during each fiscal year. Please see “Compensation Committee Report — Annual Incentives” beginning on page 23 for information concerning 2004 award payments under our existing Annual Incentive Compensation Plan.
      The table below shows bonuses earned under the existing Annual Incentive Compensation Plan in 2004 by the individuals and groups indicated.

Name and Position	Annual Bonus(1)

Robert E. Rossiter, Chairman and Chief Executive Officer	$1,506,000
James H. Vandenberghe, Vice Chairman	$813,240
Douglas G. DelGrosso, President and Chief Operating Officer — Americas	$542,160
Donald J. Stebbins, President and Chief Operating Officer — Europe, Asia and Africa	$542,160
David C. Wajsgras, Senior Vice President and Chief Financial Officer	$461,840
Executive Group	$4,533,763
Non-Executive Director Group	None	(2)
Non-Executive Officer Employee Group	$56,595,503

(1)	Represents the amount earned in 2004 under the existing Annual Incentive Compensation Plan based on actual performance.

(2)	Non-employee directors are not eligible to participate in the existing Annual Incentive Compensation Plan or the Annual Plan.
      The following table reflects the target opportunities, expressed as a percentage of each participant’s base salary, that were established for 2004 under the existing Annual Incentive Compensation Plan. Such target opportunities were based 50% upon whether our earnings per share reached a threshold set by the Compensation Committee and 50% upon whether the return on our net assets reached a threshold set by the Compensation Committee.

2004 Target
Opportunity
Name and Position	(as % of base salary)

Robert E. Rossiter, Chairman and Chief Executive Officer	150%
James H. Vandenberghe, Vice Chairman	90%
Douglas G. DelGrosso, President and Chief Operating Officer — Americas	80%
Donald J. Stebbins, President and Chief Operating Officer — Europe, Asia and Africa	80%
David C. Wajsgras, Senior Vice President and Chief Financial Officer	80%
Executive Group	40%-150%
Non-Executive Director Group	None
Non-Executive Officer Employee Group	5%-40%
      YOUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF
THE LEAR CORPORATION ANNUAL INCENTIVE COMPENSATION PLAN
STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING OF STOCKHOLDERS
      Stockholders who intend to present proposals at the Annual Meeting of Stockholders in 2006 pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must send notice of their proposal to us so that we receive it no later than November 23, 2005. Stockholders who intend to present proposals at the Annual Meeting of Stockholders in 2006 other than pursuant to Rule 14a-8 must comply with the notice provisions in our by-laws. The notice provisions in our by-laws require that, for a proposal to be properly brought before the Annual Meeting of Stockholders in 2006, proper notice of the proposal be received by us not less than 120 days or more than 150 days prior to the first anniversary of the mailing date of this proxy statement. Stockholder proposals should be addressed to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48034, Attention: General Counsel.
OTHER MATTERS
      We know of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, persons named in the enclosed proxy intend to vote the shares they represent in accordance with their own judgments.
      If two or more stockholders sharing the same address are receiving multiple copies of our annual report and proxy statement and wish to receive only one copy, such stockholders may notify their broker if their shares are held in a brokerage account or may notify us if they hold registered shares. Such stockholders may notify us by sending a written request to Lear Corporation, Investor Relations, 21557 Telegraph Road, Southfield, Michigan 48034.
      Upon written request by any stockholder entitled to vote at the meeting, we will furnish, without charge, a copy of the Form 10-K Annual Report for 2004 which we filed with the Securities and Exchange Commission, including financial statements and schedules. If the person requesting the report was not a stockholder of record on March 18, 2005, the request must contain a good faith representation that he or she was a beneficial owner of our common stock at the close of business on that date. Requests should be addressed to Daniel A. Ninivaggi, Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48034.

By Order of the Board of Directors

Daniel A. Ninivaggi
Senior Vice President, Secretary & General Counsel

APPENDIX A
DIRECTOR INDEPENDENCE GUIDELINES
      As of the date of the Company’s 2004 Annual Meeting of Stockholders, the NYSE Listing Requirements will require that the Board consist of a majority of independent directors and that all members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee be independent. To be considered independent under then NYSE Listing Requirements, the Board must determine that a director does not have any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board has established these guidelines to assist it in determining whether a director has a material relationship with the Company. Under these guidelines, a director who satisfies the specific independence criteria in the NYSE Listing Requirements will not be considered to have a material relationship with the Company or solely as a result of the following:

(1) the director, or his or her immediate family member(1), is affiliated with an entity with which the Company does business, unless the amount of purchases or sales of goods and services from or to the Company, in any of the three fiscal years preceding the determination and for which financial statements are available, has exceeded 1% of the consolidated gross revenues of such entity;

(2) the director, or his or her immediate family member, serves as a trustee, director, officer or employee of a foundation, university, non-profit organization or tax-exempt entity to which the Company has made a donation, unless the Company’s aggregate annual donations to the organization, in any of the three fiscal years preceding the determination and for which financial statements are available, have exceeded the greater of $250,000 or 1% of that organization’s consolidated gross revenues;

(3) the director, or his or her immediate family member, is a director, officer or employee of an entity with which the Company or any officer of the Company has a banking or investment relationship, unless (x) the amount involved, in any of the three fiscal years preceding the determination, exceeds the lesser of $1 million or 1% of such entity’s total deposits or investments or (y) such banking or investment relationship is on terms and conditions that are not substantially similar to those available to an unaffiliated third party; or

(4) the director or his or her immediate family member is an officer of a company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other does not exceed 2% of the other company’s total consolidated assets as of the end of the fiscal year immediately preceding the date of determination and for which financial statements are available.
      In addition, as required by our Audit Committee Charter, Audit Committee members must also satisfy the independence requirements of Section 10A of the Securities Exchange Act of 1934.
      The types of relationships described above are not intended to be comprehensive, and no inference should be drawn that a director having a relationship that fails to satisfy any of the criteria in items (1) through (4) above is not independent. If a director fails to satisfy any of the criteria set forth in items (1) through (4) above, the Board may still determine that such director is independent so long as the NYSE Listing Requirements do not preclude a finding of independence as a result of such relationship. The Company shall disclose such determinations in accordance with applicable law and stock exchange listing requirements.

(1)	As used herein, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than any domestic employee) who shares such person’s home. Upon death, incapacity, legal separation or divorce a person shall cease to be an immediate family member.

A-1

APPENDIX B
LEAR CORPORATION
AUDIT COMMITTEE CHARTER
I. Purpose
      The primary objectives of the Audit Committee (the “Committee”) are: (1) to assist the Board of Directors (the “Board”) of Lear Corporation (“Lear” or the “Company”) in monitoring (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory financial accounting requirements, (c) the independent auditor’s qualifications and independence and (d) the performance of the Company’s internal audit function and independent auditor; (2) to prepare the report that Securities and Exchange Commission (the “Commission”) rules require to be included in the Company’s annual proxy statement; and (3) to provide an avenue of communication among the Board, independent auditor, management, and internal auditors.
II. Membership and Meetings
      The number of members of the Committee shall be determined by the Board but in any event shall not be less than three members. Each member shall meet, as determined by the Board in its reasonable business judgment, the independence and experience requirements of the New York Stock Exchange, Section 10A of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission, each as in effect from time to time. Each member of the Committee shall also have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements and at least one member of the Committee shall be an “audit committee financial expert” as defined by the rules of the Commission.
      The members of the Committee shall be appointed by the Board. If a Committee chairperson is not designated by the Board, the members of the Committee will designate a chairperson by majority vote.
      The Committee shall meet at least eight times per year or more frequently as circumstances require. The Committee should meet privately in executive session periodically with management, the director of internal audit, the independent auditor, and as a committee to discuss matters that it or each of these groups believes should be discussed. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.
      Each director serving as a member of the Committee shall be indemnified with respect to such director’s service on the Committee pursuant to the Company’s by-laws and any contractual arrangements between such director and the Company providing for director indemnification.
III. Authority and Responsibilities
A. Authority
The Committee:

•	shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee

•	shall have the authority to obtain advice and assistance from outside legal, accounting or other advisors and shall be provided with appropriate funding to compensate such advisors and to compensate the independent auditor for rendering or issuing an audit report or performing other audit, review or attest services

•	shall have the authority to conduct any investigation appropriate to fulfilling its responsibilities and have direct access to the independent auditor as well as anyone in the Company

•	shall pre-approve all auditing services and permitted non-audit services to be performed for the Company by its independent auditor, other than de minimis services provided that the requirements pertaining to de minimis exceptions for non-audit services described in Section 10A of the Exchange Act are otherwise satisfied

•	shall not engage, or otherwise permit the Company to engage, the independent auditor to provide any of the following non-audit services and arrangements: (1) the performance of any internal audit services; (2) the performance of information technology design and implementation services; (3) any arrangement pursuant to which the independent auditor provides personnel to the Company on a temporary basis; and (4) any non-audit services prohibited under Section 10A of the Exchange Act (Section 10A of the Exchange Act currently prohibits (a) bookkeeping or other services related to the accounting records or financial statements of the audit client, (b) financial information systems design and implementation, (c) appraisal or valuation services, fairness opinions, or contribution-in-kind reports, (d) actuarial services, (e) internal audit outsourcing services, (f) management functions or human resources, (g) broker or dealer, investment adviser, or investment banking services, (h) legal services, (i) expert services unrelated to the audit, and (j) any other service that the Public Company Accounting Oversight Board, which was established under Section 101 of the Sarbanes-Oxley Act of 2002, determines, by regulation, is impermissible)
B. Responsibilities
With respect to independent auditor oversight, the Committee:

•	shall review at least annually a report by the independent auditor regarding: (1) the independent auditor’s internal quality control procedures; (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and (3) all relationships between the independent auditor and the Company

•	shall review the independent auditor’s audit plan for completeness of coverage, reduction of redundant efforts, and effective use of audit resources and shall discuss scope, staffing, locations, reliance upon management, and internal audit and the general audit approach, with the independent auditor

•	shall annually evaluate the independent auditor’s qualifications, performance and independence, including the review and evaluation of such auditor’s lead partner, and shall consider the opinions of management, the internal auditors and the independent auditor while performing these responsibilities

•	shall ensure the rotation of the independent auditor’s lead partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by applicable laws and regulations

•	shall consider whether the Company should rotate the independent auditor on a regular basis

•	shall present its conclusions regarding the independent auditor to the full Board
With respect to financial statements, the Committee:

•	shall discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles

•	shall review and discuss, at least annually, reports from the independent auditor on (1) all critical accounting policies and practices to be used, (2) all alternative treatments of financial information with generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, (3) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences, and (4) any other matters required to be communicated to the Committee by the independent auditor under professional standards

•	shall examine the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company

•	shall discuss the quarterly financial information included in the Company’s earnings press release, prior to the release of earnings, with management and the independent auditor

•	shall meet to review and discuss the quarterly financial statements, prior to the statements’ filing or distribution, with management and the independent auditor, including reviewing the Company’s specific disclosures under the Management Discussion and Analysis section

•	shall meet to review and discuss annual audited financial statements, prior to the statements’ filing or distribution, including reviewing the Company’s specific disclosures under the Management Discussion and Analysis section, with management and the independent auditor

•	shall review management’s assessment of the effectiveness of internal control over financial reporting as of the end of the most recent fiscal year (beginning in 2004) and the independent auditors’ opinion and report thereon

•	shall, prior to release of the year end earnings, discuss the results of the audit with the independent auditor

•	shall review, with management and the independent auditor, filings with the Commission and other published documents containing the Company’s financial statements and consider whether the information contained in the documents is consistent with the information contained in the financial statements

With respect to audit functions, the Committee:

•	shall regularly report to the Board and review with the full Board any issues that arise concerning: (1) the quality or integrity of the Company’s financial statements; (2) the Company’s compliance with legal or regulatory requirements; (3) the performance and independence of the Company’s independent auditor; or (4) the performance of the internal audit function

•	shall ensure that the Company has an internal audit function, that at a minimum consists of an appropriate control process for reviewing and approving its internal transactions and accounting

•	shall assess issues regarding the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies

•	shall periodically and separately meet with management, internal auditors and the independent auditor to discuss auditing issues

•	shall provide an avenue of communication among the Board, the independent auditor, management, and internal auditors

•	shall regularly review with the independent auditor, any problems or difficulties the independent auditor encounters in the course of the audit work, and management’s response thereto, including any restrictions on the scope of the independent auditor’s activities or access to requested information and any significant disagreement with management

•	shall review the integrity of the Company’s financial reporting process and controls, including computerized information systems controls and security with the management, the independent auditor, and the internal auditors

•	shall review and discuss earnings press releases, paying particular attention to any use of pro forma or adjusted non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies, with management or the Board

•	shall discuss certain matters requiring communication to the Committee in accordance with the American Institute of Certified Public Accountants SAS 61 including, without limitation, (1) the auditor’s responsibility in an audit and the nature of the assurance provided, (2) initial selection of and changes in significant accounting policies or their application and (3) any disagreements with management about matters that could be significant to the Company’s financial statements or the auditor’s report

•	shall discuss policies and guidelines to govern the process by which risk assessment and risk management is undertaken by management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures

•	shall set hiring policies governing the Company’s hiring of employees or former employees of the Company’s independent auditor

•	shall obtain from the independent auditor assurance that the independent auditor has not been engaged by the Company to provide services in violation of Section 10A of the Exchange Act (prohibition on certain non-audit services and pre-approval by the Committee of any legally permitted non-audit services)

•	shall annually review the adequacy of this charter and submit any recommended changes to the Board for approval and publication in accordance with Commission regulations

•	shall annually review its own performance
With respect to the internal audit department, the Committee:

•	shall annually review with management and the director of the internal audit department: (1) the internal audit department’s responsibilities; (2) the internal audit department’s budget, staffing and audit plan; (3) the independence and qualifications of the internal audit department staff; (4) any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information; and (5) any changes required in the planned scope of their audit plan

•	shall review and concur in the appointment, replacement, reassignment, or dismissal of the director of the internal audit department

•	review significant reports prepared by the internal audit department together with management’s responses and follow-up to the reports
With respect to other responsibilities, the Committee:

•	shall review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls

•	shall establish procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters

•	shall review with the Company’s general counsel, on at least an annual basis, any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or government agencies and advise the Board of its findings

•	shall review with the Company’s general counsel the results of the review of the Company’s monitoring of compliance with the Company’s Code of Business Conduct and Ethics and advise the Board of its findings

•	shall prepare any Commission required reports to the shareholders and such reports should be included in the Company’s annual proxy statement

•	shall maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities
      The Committee also shall undertake such additional activities within the scope of its primary function as the Board or the Committee may from time to time determine or as may otherwise be required by law, the Board or the Company’s by-laws or charter. The Committee shall be provided adequate funding for payment of expenses of the Committee necessary to carry out its duties.
      The duties and responsibilities of a member of the Committee are in addition to those duties set out for a member of the Board of the Company. While the Committee has the responsibilities and powers set forth by this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate in accordance with generally accepted accounting principles, as this is the responsibility of the independent auditor and management, respectively.

APPENDIX C
LEAR CORPORATION ANNUAL INCENTIVE COMPENSATION PLAN
(As Amended and Restated Effective January 1, 2005)
ARTICLE 1
Statement of Purpose
      Lear Corporation’s compensation policies are intended to support the Company’s overall objective of enhancing stockholder value. In furtherance of this philosophy, the Lear Corporation Annual Incentive Compensation Plan (“ICP”) is designed to provide incentives for business performance, reward contributions towards goals consistent with the Company’s business strategy and enable the Company to attract and retain highly qualified Corporate Officers, key management, and other salaried employees. The Plan is hereby amended and restated as provided herein. Any awards paid for Performance Periods ending before January 1, 2005 shall be governed by the terms of the plan document then in effect. It is intended that awards under the Plan may constitute qualified performance-based compensation under Section 162(m) of the Code.
ARTICLE 2
Definitions
      The terms used in this Plan include the feminine as well as the masculine gender and the plural as well as the singular, as the context in which they are used requires. The following terms, unless the context requires otherwise, are defined as follows:
      2.1     “Bonus” means the incentive compensation determined by the Committee under Section 4.4 of the Plan payable in cash.
      2.2     “Board” means the Lear Corporation Board of Directors.
      2.3     “Code” means the Internal Revenue Code of 1986, as amended.
      2.4     “Committee” means the Compensation Committee of the Board or any successor committee with responsibility for compensation, or any subcommittee, as long as the number of Committee members and their qualifications shall at all times be sufficient to meet the applicable requirements for “outside directors” under Section 162(m) and the regulations thereunder and the independence requirements of the New York Stock Exchange, Inc. or any other applicable exchange on which Lear Corporation common equity is at the time listed, in each case as in effect from time to time.
      2.5     “Company” means Lear Corporation and, except for purposes of Section 4.7, any of its Subsidiaries that adopt this Plan or that have employees who are participants under this Plan.
      2.6     “Corporate Officer” means any Company employee who is an “executive officer” as defined in Rule 3b-7 promulgated under the Exchange Act or who is employed in the Company’s E1 level of band 7 (or any comparable or higher classification).
      2.7     “Disability” means permanent and total disability as defined in the Company’s Long Term Disability Plan, or if no such plan exists, as defined in Code Section 22(e)(3).
      2.8     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
      2.9     “Participant” means a Corporate Officer, key management, or other salaried employee as described in Article 3 of this Plan.
      2.10     “Performance Period” means the period for which a Bonus may be made. Unless otherwise specified by the Committee, the Performance Period shall be a calendar year, beginning on January 1 of any year.

      2.11     “Plan” means the Lear Corporation Annual Incentive Compensation Plan (ICP), as it may be amended from time to time.
      2.12     “Retirement” means a Termination of Employment, after appropriate notice to the Company, upon such terms and conditions approved by the Committee, in the case of Corporate Officers, or the Senior Vice President — Human Resources or his or her designee in the case of a Participant who is not a Corporate Officer at the time of Retirement.
      2.13     “SEC” means the Securities and Exchange Commission.
      2.14     “Section 162(m)” means Code Section 162(m) and regulations promulgated thereunder by the Secretary of the Treasury.
      2.15     “Subsidiary” means any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly owned by Lear Corporation.
      2.16     “Termination of Employment” means (a) the termination of the Participant’s active employment relationship with the Company, unless otherwise expressly provided by the Committee, or (b) the occurrence of a transaction by which the Participant’s employing Company ceases to be a Subsidiary.
ARTICLE 3
Participation
      A Corporate Officer designated by the Committee or a key management or other salaried employee of the Company designated by the Senior Vice President — Human Resources or his or her designee, shall be a Participant in this Plan and shall continue to be a Participant until advised or determined otherwise.
ARTICLE 4
Incentive Bonuses
      4.1     Objective Performance Goals. The Committee shall establish written, objective performance goals for a Performance Period not later than 90 days after the beginning of the Performance Period (but not after more than 25% of the Performance Period has elapsed). The objective performance goals shall be stated as specific amounts of, or specific changes in, one or more of the financial measures described in Section 4.2. Objective performance goals may also include operational goals such as: productivity, safety, other strategic objectives and individual performance goals. The objective performance goals need not be the same for different Performance Periods and for any Performance Period may be stated: (a) as goals for Lear Corporation, for one or more of its Subsidiaries, divisions, businesses or organizational units, or for any combination of the foregoing; (b) on an absolute basis or relative to the performance of other companies or of a specified index or indices, or be based on any combination of the foregoing; and (c) separately for one or more of the Participants, collectively for the entire group of Participants, or in any combination of the two.
      4.2     Financial Measures. The Committee shall use any one or more of the following financial measures to establish objective performance goals under Section 4.1: earnings; operating earnings; earnings per share; operating earnings per share; earnings before interest taxes depreciation and amortization (EBITDA); return on assets; return on net assets; asset turnover; revenues; stockholders’ equity; return on equity; return on invested capital; economic value added; market price appreciation of the Company’s common stock; net income; pre-tax income; operating margins; net income margins; sales margins; cash flow; total stockholder return; expenses; dept-to-capital ratio; market share; sales growth; capacity utilization; increase in customer base; environmental health and safety; diversity; or quality. The Committee may specify any reasonable definition of the financial measures it uses. Such definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to: investment gains and losses; extraordinary, unusual or non-recurring items; gains or losses on the sale of assets; effects of changes in accounting principles or the application thereof; asset impairment charges; effects of currency fluctuations; acquisitions, divestitures, or financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; discontinued operations; and other non-operating items.
      4.3     Performance Evaluation. Within a reasonable time after the close of a Performance Period, the Committee shall determine whether the objective performance goals established for that Performance Period have been met by the respective Corporate Officers. If the objective performance goals and any other material terms established by the Committee have been met by a Corporate Officer, the Committee shall so certify in writing with respect to such Corporate Officer before the applicable Bonus is paid pursuant to Section 4.5. For all Participants who are not Corporate Officers, the Senior Vice President — Human Resources or his or her designee shall determine whether objective performance goals established for the Performance Period have been met by the respective Participants and document such determination in accordance with the Company’s policies and procedures, as may be established from time to time.
      4.4     Bonus. If the Committee has made the written certification under Section 4.3 for a Performance Period, each Participant to whom the certification applies shall be eligible for a Bonus for the Performance Period. The Bonus for each such Participant shall not exceed 250% of the Participant’s annualized base salary in effect on the December 1st (or such other date as may be established by the Committee) that occurs during the Performance Period. For any Performance Period, however, the Committee shall have sole and absolute discretion to (i) reduce the amount of, or eliminate entirely, the Bonus to one or more of the Participants based upon the Committee’s review of the objective performance goals for each Participant pursuant to Section 4.3 and the individual performance of such Participant, or (ii) increase the amount of any Bonus payable to a Participant whose compensation, at no time during the Performance Period, is subject to Code Section 162(m) based upon the Committee’s review of the objective performance goals for each Participant pursuant to Section 4.3 and the individual performance of such Participant. In no event shall a Bonus be paid to any Participant under the Plan which exceeds $4,000,000 for any Performance Period.
      4.5     Payment or Deferral of the Bonus.
      (a) As soon as practicable after the Committee’s determination under Section 4.4, but subject to Section 4.5(b), the Company shall pay the Bonus to the Participant. The target timing for the payments under the Plan shall be on or before the date that is 2 1/2 months after the end of the Performance Period, but except as provided in Section 4.5(b), no payment shall occur later than one year after the end of the Performance Period. The Company shall have the right to deduct from any Bonus, any applicable income and employment taxes, and any other amounts that the Company is otherwise required or permitted to deduct.
      (b) Subject to the Committee’s approval and applicable law, Participants may request that payments of a Bonus be deferred under a deferred compensation arrangement maintained by the Company by making a deferral election prior to or, as permitted, during the Performance Period pursuant to such rules and procedures as the Committee may establish from time to time with respect to such arrangement.
      4.6     Eligibility for Payments.
      (a) Except as otherwise provided in this Section 4.6, a Participant shall be eligible to receive a Bonus for a Performance Period only if such Participant is employed by the Company continuously from the beginning of the Performance Period through the last day of the Performance Period.
      (b) Under Section 4.6(a), a leave of absence that lasts less than three months and that is approved in accordance with applicable Company policies is not a break in continuous employment. In the case of a leave of absence of three months or longer, the Senior Vice President — Human Resources (or in the case of a Corporate Officer, the Committee) shall determine whether the leave of absence constitutes a break in continuous employment.
      (c) The Senior Vice President — Human Resources (or in the case of a Corporate Officer, the Committee) may determine, in his or her sole discretion, that (1) a Bonus will be payable pro-rata for a Participant who either becomes eligible to participate during the Performance Period or terminates his employment with the Company during the Performance Period due to his death, Retirement or Disability, and

(2) a Bonus will be adjusted to reflect a Participant’s increase or decrease in annualized salary during the Performance Period in both cases, with respect to a Participant whose compensation is subject to Code Section 162(m), only to the extent permissible under Code Section 162(m).
      4.7     Change in Control. Upon the effective date of any Change in Control of the Company, all potential Bonuses payable hereunder attributable to a Performance Period in which the Change in Control occurs will vest and be paid on a pro-rata basis based on the target level of such potential Bonus. Such payment will be made as soon as practicable following the Change in Control, without regard to whether such payments would be deductible under Code Section 162(m). A “Change in Control” will mean the occurrence of one or more of the following events:
      (a) any person (other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, as that term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, directly or indirectly, of securities of the Company, representing more than twenty percent of the combined voting power of the Company’s then outstanding securities;
      (b) during any period of twenty-six consecutive months beginning on or after January 1, 2005, individuals who at the beginning of the period constituted the Board cease for any reason (other than death, disability or voluntary retirement) to constitute a majority of the Board. For this purpose, any new director whose election by the Board, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then still in office, and who either were directors at the beginning of the period or whose election or nomination for election was so approved, will be deemed to have been a director at the beginning of any twenty-six month period under consideration; or
      (c) the shareholders of the Company approve: (i) a plan of complete liquidation or dissolution of the Company; or (ii) an agreement for the sale or disposition of all or substantially all the Company’s assets; or (iii) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.
ARTICLE 5
Administration
      5.1     General Administration. This Plan shall be administered by the Committee, subject to such requirements for review and approval by the Board as the Board may establish. Subject to the terms and conditions of this Plan and Section 162(m), the Committee is authorized and empowered in its sole discretion to select or approve Participants and to award potential Bonuses in such amounts and upon such terms and conditions as it shall determine.
      Except to the extent provided in the following sentence, the Committee may delegate to the Senior Vice President — Human Resources (or his or her designee) any of the Committee’s duties and authority under the Plan with respect to Bonuses that may be payable to Participants who are not Corporate Officers, including but not limited to such duties and authority as are set forth in Section 2.12 and Articles 3 and 4. With respect to Bonuses that may be payable to Participants who are Corporate Officers during the Performance Period, the Committee may delegate any of the Committee’s duties and authority to the extent the Committee determines that such delegation would not cause a Bonus intended to be performance-based compensation under Section 162(m) to fail to qualify as such.

      5.2     Administrative Rules. The Committee shall have full power and authority to adopt, amend and rescind administrative guidelines, rules and regulations pertaining to this Plan and to interpret this Plan and rule on any questions respecting any of its provisions, terms and conditions.
      5.3     Committee Members Not Eligible. No member of the Committee shall be eligible to participate in this Plan.
      5.4     Committee Members Not Liable. The Committee and each of its members shall be entitled to rely upon certificates of appropriate officers of the Company with respect to financial and statistical data in order to determine if the objective performance goals for a Performance Period have been met. Neither the Committee nor any member shall be liable for any action or determination made in good faith with respect to this Plan or any Bonus made hereunder.
      5.5     Decisions Binding. All decisions, actions and interpretations of the Committee concerning this Plan shall be final and binding on Lear Corporation and its Subsidiaries and their respective boards of directors, and on all Participants and other persons claiming rights under this Plan.
      5.6     Application of Section 162(m); Shareholder Approval. Bonuses payable under this Plan are intended to satisfy the applicable requirements for the performance-based compensation exception for any Participant whose compensation is subject to Section 162(m). It is intended that the Plan be administered, interpreted and construed so that Bonus payments remain tax deductible to the Company. Any Bonus under this Plan shall be contingent upon shareholder approval of the Plan in accordance with Section 162(m), the regulations thereunder and other applicable U.S. Treasury regulations. Unless and until applicable shareholder approval is obtained, no Bonus shall be paid under this Plan.
ARTICLE 6
Amendments; Termination
      This Plan may be amended or terminated by the Board or the Committee. All amendments to this Plan, including an amendment to terminate this Plan, shall be in writing. An amendment to this Plan shall not be effective without the prior approval of the stockholders of Lear Corporation if such approval is necessary: (i) to continue to qualify Bonuses as performance-based compensation under Section 162(m) and applicable regulations; or (ii) to comply with Treasury or SEC regulations, the rules of the New York Stock Exchange, Inc. or any other applicable exchange or any other applicable law or regulations. Unless otherwise expressly provided by the Board or the Committee, no amendment to this Plan shall apply to potential Bonuses with respect to a Performance Period that began before the effective date of such amendment.
ARTICLE 7
Other Provisions
      7.1     Duration of the Plan. This Plan is effective as of January 1, 2005 (the “Effective Date”). This Plan shall remain in effect until all Bonuses made under this Plan have been paid or forfeited under the terms of this Plan, and all Performance Periods related to Bonuses made under this Plan have expired. No Bonuses may be paid under this Plan for any Performance Period that would end after the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved the performance goals provided herein, unless the Board (subject to any shareholder approval that may then be required to continue to qualify this Plan as a performance-based plan under Section 162(m)) extends this Plan.
      7.2     Bonuses Not Assignable. No Bonus or any right thereto shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution. Any other attempted assignment or alienation shall be void and of no force or effect.
      7.3     Participant’s Rights. The right of any Participant to receive any payments under a Bonus granted to such Participant and approved by the Committee pursuant to the provisions of this Plan shall be an unsecured claim against the general assets of the Company. This Plan shall not create, nor be construed in any manner as having created, any right by a Participant to any Bonus for a Performance Period because of a Participant’s participation in this Plan for any prior Performance Period, or because the Committee has made a written certification under Section 4.3 for the Performance Period. The application of the Plan to one Participant shall not create, nor be construed in any manner as having created, any right by another Participant to similar or uniform treatment under the Plan.
      7.4     Termination of Employment. The Company retains the right to terminate the employment of any Participant or other employee at any time for any reason or no reason, and a Bonus is not, and shall not be construed in any manner to be, a waiver of such right.
      7.5     Exclusion from Benefits. Bonuses under this Plan shall not constitute compensation for the purpose of determining participation or benefits under any other plan of the Company unless specifically included as compensation in such plan.
      7.6     Successors. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of Lear Corporation’s business or assets, shall assume Lear Corporation’s liabilities under this Plan and perform any duties and responsibilities in the same manner and to the same extent that Lear Corporation would be required to perform if no such succession had taken place.
      7.7     Law Governing Construction. The construction and administration of this Plan and all questions pertaining thereto shall be governed by the laws of the State of Michigan, except to the extent that such law is preempted by Federal law.
      7.8     Headings Not a Part Hereto. Any headings preceding the text of the several Articles, Sections, subsections, or paragraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Plan, nor shall they affect its meaning, construction or effect.
      7.9     Severability of Provisions. If any provision of this Plan is determined to be void by any court of competent jurisdiction, this Plan shall continue to operate and, for the purposes of the jurisdiction of the court only, shall be deemed not to include the provision determined to be void.
      7.10     Offsets. To the extent permitted by law, the Company shall have the right to offset from any Bonus payable hereunder any amount that the Participant owes to the Company or any Subsidiary without the consent of the Participant (or his Beneficiary, in the event of the Participant’s death).

ADMISSION TICKET

LEAR CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

MAY 5, 2005 AT 10:00 A.M. (MOUNTAIN TIME)
CAMINO REAL HOTEL
101 SOUTH EL PASO STREET
EL PASO, TEXAS 79901

ADMITS ONE STOCKHOLDER AND UP TO TWO GUESTS

DETACH PROXY CARD HERE

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue Ink.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES IN PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2 AND PROPOSAL NO. 3.

1.	Election of Directors
									FOR	AGAINST	ABSTAIN
	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*Exceptions	☐	3.	Approve the Lear Corporation Annual Incentive Compensation Plan.	☐	☐	☐
Nominees: Anne K. Bingaman, Conrad L. Mallett Jr., Robert E. Rossiter, and James H. Vandenberghe										YES	NO
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).							4.	Do you plan to attend the Meeting?		☐	☐

*Exceptions: _______________________________________________							To change your address, please mark this box.				☐

		FOR	AGAINST	ABSTAIN
2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2005.	☐	☐	☐

Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign exactly as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.

Date Share Owner sign here	Co-Owner sign here

Dear Stockholder:

     The Annual Meeting of Stockholders (the “Meeting”) of Lear Corporation (the “Company”) will be held at 10:00 a.m. (Mountain time) on Thursday, May 5, 2005 at the Camino Real Hotel, 101 South El Paso Street, El Paso, Texas 79901.

     To be sure that your vote is counted, we urge you to complete and sign the proxy/voting instruction card below, detach it from this letter and return it in the postage paid envelope enclosed in this package. The giving of such proxy does not affect your right to vote in person if you attend the Meeting. The prompt return of your signed proxy will aid the Company in reducing the expense of additional proxy solicitation.

     In order to assist the Company in preparing for the Meeting, please indicate in item 4 on the proxy whether you currently plan to attend the Meeting.

     If you attend the Meeting in person, detach and bring this letter to the Meeting as an admission ticket for you and up to two of your guests.

March 23, 2005

LEAR CORPORATION

PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of Lear Corporation for the Annual Meeting of Stockholders on May 5, 2005 or any adjournment or postponement thereof (the “Meeting”).

The undersigned appoints Daniel A. Ninivaggi and David C. Waisgras, and each of them, with full power of substitution in each of them, the proxies of the undersigned, to vote for and on behalf of the undersigned all shares of Lear Corporation Common Stock which the undersigned may be entitled to vote on all matters properly coming before the Meeting, as set forth in the related Notice of Annual Meeting and Proxy Statement, both of which have been received by the undersigned.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR proposals 1, 2 and 3.

Change of address

LEAR CORPORATION P.O. BOX 11211 NEW YORK, NY 10203-0211